UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Alaska Air Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

P.O. Box 68947

Seattle, Washington 98168

To our Stockholders:

The Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held at the Hotel Captain Cook in Anchorage, Alaska at 2 p.m. Alaska Standard Time on Tuesday, June 12, 2007, for the following purposes:

1. To elect three directors for one-year terms;

2. To consider and vote upon the five stockholder proposals described in the accompanying proxy statement, if those proposals are properly presented at the meeting; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders owning Company common stock at the close of business on April 20, 2007, are entitled to receive this notice, and to vote at the meeting. All stockholders are requested to be present in person or by proxy. For the convenience of stockholders who do not expect to attend the meeting in person and wish to have their shares voted, a form of proxy and an envelope are enclosed. Stockholders may also vote by internet or telephone. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke his or her proxy at any time before it is voted.

Voting by the internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. By using the internet or telephone to vote, you help Alaska Air Group reduce postage and proxy tabulation costs.

•	To vote by internet, visit www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903.

We appreciate your participation, since a majority of the common stock must be represented either in person or by proxy to constitute a quorum in order to conduct of business.

By Order of the Board of Directors,

Keith Loveless

Corporate Secretary and General Counsel

April 30, 2007

ANNUAL MEETING INFORMATION

The Board of Directors of Alaska Air Group, Inc. (“AAG” or the “Company”) is soliciting proxies for this year’s Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set April 20, 2007 as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 42,616,739 shares of Company common stock outstanding on the record date.

Annual meeting materials, which include this proxy statement, a proxy card or voting instruction form, and the 2006 Annual Report, were delivered to stockholders and made available via the internet on or about April 30, 2007. The Company’s Form 10-K for the year ended December 31, 2006 is included in the 2006 Annual Report. It was filed with the Securities and Exchange Commission (“SEC”) and is available on the Company’s website at http://www.alaskaair.com.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this annual meeting information and proxy from us because you owned shares of common stock in Alaska Air Group as of the record date for the annual meeting. This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Alaska Air Group common stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, Computershare Trust Company, N.A., which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are the beneficial owner but not the stockholder of record of those shares. Employees of the Company who hold shares of stock in one or more of the Company’s 401(k) retirement plans are beneficial owners.

What am I voting on?

You are being asked to vote on the election of three directors and, if properly presented, up to five stockholder proposals. When you sign and mail the proxy card or submit your proxy by telephone or the internet, you appoint each of William S. Ayer and Keith Loveless, or their respective substitutes or nominees, as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Messrs. Ayer and Loveless.) This way, your shares will be voted even if you cannot attend the meeting.

How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the Board’s three director nominees (Proposal 1)

•	AGAINST the other stockholder proposals (Proposals 2 through 6)

How do I vote my shares?

Stockholders of record can vote by using the proxy card or by telephone or by the internet. Beneficial owners whose stock is held:

•	in a brokerage account can vote by using the voting instruction form provided by the broker or by telephone or the internet.

•

by a bank, and have the power to vote or to direct the voting of the shares, can vote using the proxy or the voting information form provided by the bank or, if made available by the bank, by telephone or the internet.

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

•	in trust in one of the Company’s 401(k) retirement plans can vote using the voting instruction form provided by the trustee.

Beneficial owners, other than persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the stock for him or her (typically a broker, bank, or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee. Under a legal proxy, the bank, broker, or trustee confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting.

Listed below are the various means — internet, phone and mail — you can use to vote your shares without attending the annual meeting. Subject to the time deadlines for internet and phone voting applicable to stockholders and the time deadline for all voting applicable to persons holding shares in a 401(k) retirement plan, a person voting by any of these means may vote again using that means or another means and the later-dated vote will have the effect of revoking the earlier-dated vote. Thus a person who votes on May 10 using the internet can change his or her vote on May 11 by using the internet, phone, or mail, and the May 11 vote would revoke the earlier May 10 vote. A stockholder of record can attend the annual meeting and vote, which will also have the effect of revoking a previously given proxy. A beneficial holder (other than an employee holding shares in a 401(k) retirement plan) who has been given a legal proxy by the stockholder of record can attend the meeting and vote, which will have the effect of revoking a previously given proxy or voting instruction.

You can vote on the internet.

Stockholders of record and beneficial owners of the Company’s common stock can vote via the internet regardless of whether they receive their annual meeting materials through the mail or via the internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes and limitations in the powers of trustees of employee 401(k) retirement plans to vote, your internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can vote by phone.

Stockholders of record and beneficial owners of the Company’s common stock can vote by phone. Instructions for voting by phone are provided along with your proxy card or voting instruction form. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes and limitations in the powers of trustees of employee 401(k) retirement plans to vote, your phone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can vote by mail.

Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

If you return a signed proxy card but do not mark your choices, your shares will be voted in accordance with the recommendations of the Board of Directors shown above. If you do not mark your choices on the voting instruction form, the voting of your shares will be subject to rules relating to broker non-votes and limitations in the powers of trustees of employee 401(k) retirement plans.

The availability of telephone and internet voting.

Broadridge Financial Solutions, Inc. (“Broadridge”) internet and telephone voting facilities for stockholders of record and beneficial holders will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 10, 2007. However, to allow sufficient time for voting by the trustee, voting instructions for 401(k) plan shares must be received according to the trustee’s instructions.

What business may be properly brought before the meeting, and what discretionary authority is granted?

Under the Company’s Bylaws, a stockholder may bring business before the meeting only if the stockholder gave written notice to the Company on or before March 14, 2007. The only such business as to which the Company received proper advance notice from a stockholder are (i) the five stockholder proposals described in this proxy statement and included on the Company’s proxy card, (ii) certain stockholder proposals that we were permitted to exclude from this proxy statement under applicable rules and regulations of the Securities and Exchange Commission and (iii) one additional stockholder proposal relating to corporate political contributions, which was submitted after the deadline for inclusion in this proxy statement but which the stockholder intends to bring before the meeting from the floor. Under the Bylaws, business not set forth in the notice of meeting but otherwise properly brought before the meeting by or at the direction of the Board of Directors may be acted on. The Company has not received notice that any business other than that described or referenced in this proxy statement will be brought before the meeting. As to any other matters that may properly come before the meeting and are not on the proxy card, the proxy grants to Messrs. Ayer and Loveless the authority to vote the shares for which they hold proxies in accordance with their best judgment. With respect to the additional stockholder proposal referenced above, as well as any stockholder proposals that have been excluded from this proxy statement under applicable rules of the Securities and Exchange Commission, Messrs. Ayer and Loveless intend to utilize the discretionary authority conferred by the proxies submitted to vote against such proposals.

What does it mean if I receive more than one proxy card, voting instruction form or email notification from the Company?

It means that you have more than one account for your AAG shares. Please complete and submit all proxies to ensure that all your shares are voted or vote by internet or telephone using each of the identification numbers.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by delivering a later-dated proxy or, except for persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, by voting at the meeting. The later-dated proxy may be delivered by telephone, internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. Except for persons beneficially holding stock in one of the Company’s 401(k) retirement plans, you may do this at a later date or time by:

•	voting by telephone or on the internet (which may not be available to some beneficial holders) before 11:59 p.m. Eastern Time on June 10, 2007 (your latest telephone or internet proxy is counted),

•	signing and delivering a proxy card with a later date, or

•	voting at the meeting. (If you hold your shares beneficially through a broker, you must bring a legal proxy from the broker in order to vote at the meeting.)

Persons beneficially holding stock in one of the Company’s 401(k) retirement plans cannot vote in person at the meeting and must vote in accordance with instructions from the trustees. Subject to these qualifications, such holders have the same rights as other record and beneficial holders to change their votes.

If you are a registered stockholder, you can obtain a new proxy card by contacting the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, telephone (206) 392-5131. If your shares are held by a broker, trustee or bank, you can obtain a new voting instruction form by contacting your broker, trustee or bank. If your shares are held by one of the Company’s 401(k) retirement plans, you can obtain a new voting instruction form by contacting the trustee of such plan. You can obtain information about how to contact the trustee from the Company’s Corporate Secretary. Please refer to the section below titled “How are shares voted that are held in a Company 401(k) plan?” for more information. If you sign and date the proxy card or voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

What are broker non-votes?

As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Board of Directors. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote (whether you use the internet or phone or return the enclosed voting instruction form), the absence of instructions may cause your shares to result in a “broker non-vote” on the matters for which you do not provide instructions on how to vote. Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions on that matter.

The following sets forth the application of broker non-vote rules to the proposals.

Election of Directors. The election of directors is the subject of Proposal 1. Mr. Stephen Nieman, a stockholder of the Company, has informed the Company of his intention to nominate up to four persons at the annual meeting for election to the Board of Directors, although the Company is not yet aware that Mr. Nieman has filed his own proxy statement. Mr. Nieman submitted his nominees prior to the Board’s election to have eleven directors effective as of June 12, 2007. We currently believe that the election of directors will not be “contested” for purposes of New York Stock Exchange (“NYSE”) Rule 452 and, accordingly, a broker will have the discretion to vote your shares in the absence of specific instructions regarding Proposal 1. The current position of the NYSE is that an election is not contested unless the “challengers . . . do a mailing to all stockholders who hold their shares beneficially or in street name through banks, brokers or other intermediaries.”

Stockholder Proposals. Brokers will not be allowed to vote on any of the Proposals 2-6 for which you do not provide instructions. For example, if you provide instructions for Proposals 2-5, but not for Proposal 6, the broker will not cast a vote on your behalf on Proposal 6; in other words, there will be a “broker non-vote” on Proposal 6.

How are shares voted that are held in a Company 401(k) plan?

At the record date, 1,429,690 shares were held in trust for Alaska Air Group 401(k) plan participants. The trustees, Vanguard and Fidelity, sent a proxy statement, an annual report and a voting instruction form to each participant who held shares through the Company’s 401(k) plans at the record date. The trustee will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustee will not vote the shares on such matters.

To allow sufficient time for voting by the trustee, please follow the instructions provided by the trustee. Because the shares must be voted by the trustee, employees who hold stock through the 401(k) plans may not vote these shares at the meeting.

May I vote in person at the meeting?

We will pass out a ballot to anyone who requests one at the meeting. If you hold your shares through a broker, you must bring a legal proxy from your broker in order to vote at the meeting. You may request a legal proxy from your broker by indicating on your voting instruction form that you plan to attend and vote your shares at the meeting, or at the internet voting site to which your voting materials direct you. Please allow sufficient time to receive a legal proxy through the mail after your broker receives your request. Because shares held by employees in the 401(k) plans must be voted by the trustee these shares may not be voted at the meeting.

Can I receive future materials via the internet?

If you vote on the internet, simply follow the prompts for enrolling in the electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.

Stockholders may enroll in that service at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to Broadridge’s website, http://enroll.icsdelivery.com/alk.

If you already receive your proxy materials via the internet, you will continue to receive them that way until you instruct otherwise through the website referenced above.

How many shares must be present to hold the meeting?

A majority of the Company’s outstanding shares as of the record date must be present at the meeting and entitled to vote in order to hold the meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present at the meeting if the stockholder of record attends the meeting; if the beneficial holder attends with a “legal proxy” from the record holder; or the record holder has granted a proxy, whether by returning a proxy card or by telephone or internet, without regard to whether the proxy actually casts a vote, withholds or abstains from voting.

How many votes must the nominees have to be elected?

The Company has adopted a majority voting policy for the election of directors. Under the policy, directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation following a recommendation by the Board’s Governance and Nominating Committee. The majority voting policy does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

The Company has been informed that an opposing solicitation for the election of up to four directors will be made. (See “Opposing Solicitation” on page 54.) If there are more nominees than the number of directors to be elected, directors will be elected by a plurality vote. Withheld votes will not be taken into account in determining the outcome of the election of directors. Based on the Company’s understanding of the opposing solicitation, the broker non-vote rule will not be applicable so that brokers may vote shares for which beneficial holders do not provide instructions.

What happens if a nominee is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board or they may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies held by the named proxies, Messrs. Ayer and Loveless, will be voted for the substitute nominee.

How many votes must each of the stockholder proposals (Proposal 2 through 6) receive in order to pass?

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter of the proposal must be voted for each stockholder proposal in order for it to pass. “Abstain” votes are deemed present and eligible to vote and are included for purposes of determining the number of shares constituting a majority of shares present and eligible to vote. Accordingly, an abstention, not being a vote for, will have the effect of a negative vote. A broker non-vote is not deemed present and eligible to vote for proposals for which it is applicable and are not included for purposes of determining the number of shares constituting a majority of shares present and eligible to vote. Accordingly, a broker non-vote is disregarded for purposes of determining the outcome of the vote on the stockholder proposal. See “What are broker non-votes?” Page 4.

How are votes counted?

Voting results will be tabulated by Broadridge Financial Solutions, Inc. Mr. William Marsh of IVS and Associates, or his designee, will serve as the independent inspector of elections.

Is my vote confidential?

The Company has a confidential voting policy as a part of its governance guidelines, which are published on the Company’s website.

Who pays the costs of proxy solicitation?

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies for the meeting. Georgeson may use four employees in connection with the solicitations. It is intended that proxies will be solicited by the following means: additional mailings, personal interview, mail, telephone and electronic means. Proxies may also be solicited by the persons identified as Participants under the heading “Participants in the Solicitation,” who will receive no additional compensation therefore, except for reimbursement of expenses. Although no precise estimate can be made at this time, we anticipate that the aggregate amount we will spend in connection with the solicitation of proxies will be $22,500, of which $15,000 has been incurred to date. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting. It will also be available Monday through Friday from May 1 through June 11 between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, 19300 International Blvd., Seattle WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the annual meeting.

Where can I find the voting results of the meeting?

We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007. You can read or print a copy of that report by going to the Company’s website, http://www.alaskaair.com, and then choosing Company Information, Investor Information, and Securities and Exchange Commission Filings. You can find the same Form 10-Q by going directly to the SEC EDGAR files at http://www.sec.gov. You can also get a copy by calling us at (206) 392-5131, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Company currently has twelve directors. On April 25, 2007, Mr. John V. Rindlaub, whose term expires this year, notified the Board that he does not plan to stand for election at the Annual Meeting. The Board of Directors wishes to thank Mr. Rindlaub for his dedication and service to the Board over the past 11 years. The Company’s Certificate of Incorporation provides that the Board of Directors shall be composed of no less than nine and no more than 15 directors. On April 25, 2007 the Board passed a resolution providing that the Company shall have 11 directors effective as of the Annual Meeting on June 12, 2007. The Company’s Bylaws provide that the class of directors up for election this year shall serve a one-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. Three directors are nominees for election this year and each has consented to serve a one-year term ending in 2008. The remaining directors will continue to serve the terms set out below.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2008

Name	Principal Occupation or Employment and other Business Affiliations	Age	Director Since
William S. Ayer	Mr. Ayer has been a director since 1999. He is Chairman, President and CEO of Alaska Air Group and Alaska Airlines and Chairman of Horizon Air. He has served as Alaska Airlines’ President since November 1997 and he served as Alaska Airlines’ Chief Operating Officer from May 2000 to January 2002. Prior to that, he served in various marketing, planning and operational capacities with Horizon Air, including Senior Vice President, Operations. Mr. Ayer serves on the boards of Alaska Airlines, Horizon Air, Puget Energy, Angel Flight, the Alaska Airlines Foundation, the University of Washington Business School Advisory Board and the Museum of Flight.	52	1999

R. Marc Langland	Mr. Langland has been a director since 1991. He is Lead Director and Chair of the Board’s Governance and Nominating Committee. He has been President of Northrim Bank, Anchorage, Alaska, since November 1990 and Chairman since January 1998. Mr. Langland has also been Chairman, President and CEO of its parent company, Northrim BanCorp, Inc., since December 2001. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Horizon Air, Northrim BanCorp, Inc. and Usibelli Coal Mine, and is a member of the Anchorage Chamber of Commerce and a board member and past chairman of Commonwealth North.	65	1991

Dennis F. Madsen	Mr. Madsen has been a director since 2003 and serves on the Compensation and Audit Committees. He was President and CEO of Recreational Equipment, Inc. (REI), a retailer and online merchant for outdoor gear and clothing from 2000 through March 2005. He served as REI’s Executive Vice President, and Chief Operating Officer from 1987 to 2000, and held numerous positions throughout the company. Mr. Madsen is currently the Chairman of Seatab Software of Bellevue, WA. He also serves on the boards of Alaska Airlines, Seatab Software, the Western Washington University Foundation, Western Washington University and the Youth Outdoors Legacy Fund.	58	2003

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2008

Name	Principal Occupation or Employment and Other Business Affiliations	Age	Director Since
Phyllis J. Campbell	Ms. Campbell has been a director since 2002 and serves as Chair of the Board’s Compensation Committee. She is President and CEO of The Seattle Foundation. She was President of U.S. Bank of Washington from 1993 until 2001 and has served as Chair of the Bank’s Community Board. She also is on the boards of Alaska Airlines, Nordstrom, and Puget Energy. Ms. Campbell is also a member of the Board of Trustees of Seattle University.	55	2002

Mark R. Hamilton	Mr. Hamilton has been a director since 2001 and serves on the Board’s Audit and Safety Committees, as well as on the Horizon Air Board. He has served as President of the University of Alaska since 1998. That same year, he retired as a U.S. Army Major General following 31 years of active military duty, primarily in the fields of teaching, management and administration. Formerly, Mr. Hamilton was Chief of Staff of the Alaskan Command at Elmendorf Air Force Base and Commander of Division Artillery at Fort Richardson. Mr. Hamilton is a graduate of the U.S. Military Academy at West Point and is the recipient of the Army’s highest peacetime award, the Distinguished Service Medal.	62	2001

Byron I. Mallott	Mr. Mallott has been a director since 1982 and serves on the Board’s Safety and Governance and Nominating Committees. Currently he is a Senior Fellow of the First Alaskans Institute, a nonprofit organization dedicated to the development of Alaska Native peoples and their communities. In January 2007, Mr. Mallott was appointed to the Smithsonian Institution’s National Museum of the American Indian’s Board of Trustees. From 1995 to 1999, he served as Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska’s oil revenues. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988, Chairman from 1976 to 1983, and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Alaska Airlines, Sealaska Corporation, Yak-Tat Kwaan, Inc. and Native American Bank, NA.	63	1982

Richard A. Wien	Mr. Wien has been a director since 1982. He is Chair of the Board’s Safety Committee. Mr. Wien played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era’s Executive Vice President until 1981. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Alaska Airlines and Usibelli Coal Mine.	72	1982

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2009

Name	Principal Occupation or Employment and Other Business Affiliations	Age	Director Since
Patricia M. Bedient	Ms. Bedient has been a director since December 2004. She serves as the Chair of the Board’s Audit Committee and on the Board of Alaska Airlines. Ms. Bedient is Executive Vice President and Chief Financial Officer for Weyerhaeuser, one of the world’s largest integrated forest products companies. A certified public accountant, she served as the managing partner of Arthur Andersen LLP’s Seattle office prior to joining Weyerhaeuser. Ms. Bedient also worked at the firm’s Portland and Boise offices as a partner and as a CPA during her 27-year career with Andersen. Ms. Bedient is on the Weyerhaeuser Foundation Board and the advisory board of the University of Washington School of Business. She has also served on the boards of a variety of civic organizations, including the Oregon State University Foundation Board of Trustees, the World Forestry Center, the City Club of Portland, St. Mary’s Academy of Portland and the Chamber of Commerce of Boise, Idaho. She is a member of the American Institute of CPAs and the Washington Society of CPAs.	53	2004

Bruce R. Kennedy	Mr. Kennedy has been a director since 1972. He is Chairman Emeritus of Alaska Air Group and served as the Company’s Chairman, Chief Executive Officer, and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990, and President from 1978 to 1990. He is on the Horizon Air Board and serves as Chairman of Quest Aircraft Trust, an aircraft design and manufacturing company.	68	1972

Jessie J. Knight, Jr.	Mr. Knight has been a director since 2002 and serves on the Board’s Compensation and Governance and Nominating Committees. He is Executive Vice President of External Affairs at Sempra Energy, a company that develops energy infrastructure, operates utilities, and provides related products and services to more than 29 million consumers in the United States, Europe, Canada, Mexico, South America and Asia. Before assuming his current position in 2006,
	Mr. Knight served as the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce from 1999 to 2006, and as a commissioner of the California Public Utilities Commission from 1993 through 1998. Mr. Knight is also on the boards of Alaska Airlines and the San Diego Padres Baseball Club. He is a standing member of the Council on Foreign Relations.	56	2002

J. Kenneth Thompson	Mr. Thompson has been a director since October 1999 and serves on the Board’s Governance and Nominating Committee and its Safety Committee. He served as Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that, he was President of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage. Mr. Thompson is President and CEO of Pacific Star Energy LLC, a private energy investment company in Alaska, with partial ownership in the oil exploration firm Alaska Venture Capital Group (AVCG LLC) where he serves as the Managing Director. He is on the board of directors of Coeur d’Alene Mines Corporation, Horizon Air, and serves on a number of community service organizations.	55	1999

Voting Standard

The Company’s Bylaws and Governance Guidelines state that the standard for the election of directors is a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director. If the nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board of Directors with respect to the proffered resignation. The Board of Directors must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Governance and Nominating Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The majority voting policy does not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected. With regard to the election to take place at the 2007 annual meeting, the Board of Directors intends to nominate the three persons identified as its nominees in this proxy statement. In addition, Mr. Stephen Nieman, a stockholder of the Company, has informed us of his intention to nominate the following persons at the annual meeting for election to the board: himself, Mr. Richard Foley, Mr. Terry Dayton, and Mr. Carl Olson. If Mr. Nieman properly brings his nominations before the meeting, the number of nominees will exceed the number of directors to be elected, in which case the directors will be elected by a plurality vote rather than a majority vote at this annual meeting. In such event, the three persons receiving the highest number of “for” votes at the annual meeting will be elected.

Required Vote

As indicated above, Mr. Nieman, a stockholder of the Company, has informed the Company of his intention to nominate up to four persons at the annual meeting for election to the Board of Directors. If Mr. Nieman properly brings his nominations before the meeting, the directors will be elected by a plurality vote, meaning that the three persons receiving the highest number of “for” votes at the annual meeting will be elected. If Mr. Nieman does not properly bring his nominations before the meeting, then the directors will be elected by a majority of the votes cast. This required vote is discussed further under the section entitled “Proposal No. 1 Election of Directors — Voting Standard” above.

CORPORATE GOVERNANCE

STRUCTURE OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, our business affairs are managed under the direction of our Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and Board committees on which they serve, discussing matters with our Chairman and Chief Executive Officer and other officers, reviewing materials provided to them, and visiting our facilities.

Pursuant to the Bylaws, the Board of Directors has established four standing committees, which are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee. The charters of the Audit, Compensation, Governance and Nominating, and Safety Committees are posted on the Company’s website and can be accessed free of charge at http://www.alaskaair.com/ and are available in print to any stockholder who requests them.

The table below shows the current membership of the standing Board committees. An asterisk (*) identifies the chair of each committee.

Name	Audit	Compensation	Governance and Nominating	Safety
Patricia M. Bedient	x*
Phyllis J. Campbell		x*
Mark R. Hamilton	x			x
Bruce R. Kennedy
Jessie J. Knight, Jr.		x	x
R. Marc Langland			x*
Byron I. Mallott			x	x
Dennis F. Madsen	x	x
John V. Rindlaub	x	x
J. Kenneth Thompson			x	x
Richard A. Wien				x*

The principal functions of the standing Board committees are as follows:

Audit Committee

Pursuant to its charter, the Audit Committee’s responsibilities include the following:

1. Matters pertaining to the independent auditors:

•	appoint them and oversee their work;

•	review at least annually their statement regarding their internal quality-control procedures and their relationship with the Company;

•	maintain a dialogue with respect to their independence;

•	pre-approve all auditing and non-auditing services they are to perform;

•	review annual and quarterly financial statements and filings made with the SEC; and

•	receive and review communications required from the independent auditors under applicable rules and standards.

2. Review the planned activities and results of the internal auditors and any changes in the internal audit charter.

3. Prepare the Audit Committee Report required for the annual proxy statement.

4. Matters pertaining to controls:

•	review financial reporting risk and associated internal controls;

•	review procedures with respect to significant accounting policies and the adequacy of financial controls;

•	discuss with management policies with respect to risk assessment and risk management including the process by which the Company undertakes risk assessment and management;

•	discuss with management, as appropriate, earnings releases and any information provided to analysts and rating agencies;

•

develop and monitor a Corporate Compliance program, including a Code of Conduct and Ethics policy, decide on requested changes to or waivers of such program and code relating to officers and directors, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters; and

•

obtain and review at least quarterly a statement from the CEO, CFO and Disclosure Committee disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

5. Annually review and reassess the adequacy of its charter and the Committee’s performance and recommend for Board approval any proposed changes to the charter.

Compensation Committee

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

1. Establish the process for approving corporate goals relevant to CEO compensation and evaluating CEO performance in light of those goals.

2. Set the salary of the CEO.

3. Approve salaries of other elected executive officers of Alaska Airlines and Horizon Air.

4. Set annual goals under the Performance-Based Pay plan and administer the plan.

5. Grant stock awards and stock options.

6. Administer the supplementary retirement plans for elected officers and the equity-based incentive plans.

7. Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

8. Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring the Pension/Benefits Administrative Committee and the Pension/Benefits Funds Investment Committee, and approve the membership of those committees, trustees and trust agreements, and extension of plan participation to employees of subsidiaries.

9. Approve the terms of employment and severance agreements with elected officers and the form of change-in-control agreements.

10. Review executive-level development and succession plans.

11. Administer and make recommendations to the Board of Directors with respect to the Company’s equity and other long-term incentive equity plans.

12. Produce the report on executive compensation required for the annual proxy statement.

13. Annually review and reassess the adequacy of the Committee’s charter and its performance, and recommend any proposed changes in the charter to the Board of Directors for approval.

Pursuant to its charter, the Compensation Committee is authorized to retain such compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. In 2006, the Compensation Committee retained the firm of Deloitte Consulting LLP (“Deloitte Consulting”) as independent compensation consultants to assist it in determining compensation matters for our senior executive officers. The Committee made its 2006 compensation decisions, including decisions with respect to the Named Executive Officers’ compensation, after consultation with Deloitte Consulting. Deloitte Consulting advised the Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. As described in the Compensation Discussion and Analysis on page 26, Deloitte Consulting reviewed our appropriate peer group companies and helped the Committee to obtain and evaluate current executive compensation data for these peer group companies. The Compensation Committee is not authorized to delegate its authority with respect to executive compensation to any other person.

Our executive officers, including the Named Executive Officers, do not have a role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

During 2006, the Committee reviewed its charter and recommended that the Board of Directors modify the charter to allow the Committee to utilize forms of equity as part of the Company’s short-term incentive compensation plan, the Performance-Based Pay plan. The Board adopted a modified charter to reflect the recommended change.

Governance and Nominating Committee

Pursuant to its charter, the Governance and Nominating Committee’s responsibilities include the following:

1. Develop and monitor the Corporate Governance Guidelines.

2. Evaluate the size and composition of the Board and annually review compensation paid to members of the Board.

3. Develop criteria for Board membership.

4. Evaluate the independence of existing and prospective members of the Board.

5. Seek qualified candidates for election to the Board.

6. Evaluate the nature, structure and composition of other Board committees.

7. Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board, and each Board committee, including itself.

8. Annually review and reassess the adequacy of the Committee’s charter and its performance, and recommend any proposed changes in the charter to the Board of Directors for approval.

Safety Committee

Pursuant to its charter, the Safety Committee’s responsibilities include the following:

1. Monitor management’s efforts to ensure the safety of passengers and employees.

2. Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

3. Periodically review with management and outside experts all aspects of airline safety.

4. Evaluate the Company’s health, safety and environmental policies and practices.

In 2006, the Board of Directors held five regular meetings. The standing Board committees held the following number of meetings in 2006:

•	Audit Committee — 12

•	Compensation Committee — 7

•	Governance and Nominating Committee — 4

•	Safety Committee — 4

Each director attended at least 94% of all Board and applicable committee meetings during 2006. Each director is expected to attend the Company’s Annual Meeting of Stockholders. Last year, all then-current directors attended the annual meeting.

BOARD AND COMMITTEE INDEPENDENCE

The Board of Directors of the Company has determined that all of the directors except Mr. Ayer, and each member of the Audit Committee, Governance and Nominating Committee and Compensation Committee, are independent under the New York Stock Exchange (“NYSE”) listing standards and the Company’s independent director standards that are set forth in the Company’s Corporate Governance Guidelines. Each member of the Company’s Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. The Board has determined that Mr. Rindlaub and Ms. Bedient are audit committee financial experts as defined in the rules of the Securities and Exchange Commission (“SEC”).

The Corporate Governance Guidelines are available on the Company’s internet website at http://www.alaskaair.com and are available in print to any stockholder who requests a copy. Specifically, the Board has determined that independent directors meet the following criteria:

An independent director must have no material relationship with the Company, based on all material facts and circumstances. At a minimum, an independent director must meet each of the categorical standards listed below.

1. The director has not, within the last three years, been employed by and no immediate family member has been an executive officer of the Company.

2. Neither the director nor any immediate family member has, in any 12-month period in the last three years, received more than $120,000 in direct compensation from the Company, other than compensation for director or committee service and pension or other deferred compensation for prior service.

3. (i) Neither the director nor any immediate family member is a current partner of the Company’s independent auditor; (ii) the director is not a current employee of the audit firm; (iii) no immediate family member is a current employee of the audit firm working in its audit, assurance or tax compliance practice; and (iv) neither the director nor any immediate family member was an employee or partner of the audit firm within the last three years and worked on the Company’s audit within that time.

4. Neither the director nor any immediate family member has, within the last three years, been part of an interlocking directorate. This means that no executive officer of the Company serves on the compensation committee of a company that employs the director or immediate family member.

5. The director is not currently an employee, and no immediate family member is an executive officer, of another company (i) that represented at least 2% or $1 million, whichever is greater, of the Company’s gross revenues, or (ii) of which the Company represented at least 2% or $1 million, whichever is greater, of such other company’s gross revenues, in any of the last three fiscal years. Charitable contributions are excluded from this calculation.

The Board considers that the following situations do not create material relationships:

a. the receipt by a director of retirement compensation earned under one or more tax-qualified or nonqualified plans during the director’s employment with the Company;

b. ordinary-course business between the Company and an organization of which the Board member is an officer or director, where the amount of such business is immaterial with respect to the Company’s or the organization’s annual revenues; or

c. the receipt of cash or in-kind contributions from the Company by a tax-exempt charitable organization of which the Board member is an officer or director, the value of which is immaterial with respect to the Company’s or the charitable organization’s annual revenues.

For the purposes of these standards, “Company” includes all Alaska Air Group subsidiaries and other affiliates. “Immediate family member” includes the director’s spouse, domestic partner, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and anyone sharing the director’s home. The independence standards for the members of the Audit Committee provide that in addition to the foregoing standards they may not (a) receive any compensation other than director’s fees for Board and Audit Committee service and permitted retirement pay, or (b) be an “affiliate” of the Company as defined by applicable SEC rule.

DIRECTOR NOMINATION POLICY

Identification and Evaluation of Candidates

1. Internal Process for Identifying Candidates

The Governance and Nominating Committee (the “Committee”) has two primary methods for identifying candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including, but not limited to, members of the Board, senior-level Company executives, individuals personally known to the members of the Board, and research, including database and internet searches.

Additionally, the Committee may, from time to time, use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve any such firms’ fees and other retention terms). If the Committee retains one or more search firms, those firms may be asked to identify possible candidates who meet the minimum and desired qualifications established by the Committee and to undertake such other duties as the Committee may direct.

2. Candidates Proposed by Stockholders

a. General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in Article II, Section 8 of the Company’s Bylaws. Specifically, these provisions require that written notice of a stockholder’s intent to make a nomination for the election of directors be received by the Secretary of the Company at least 90 days in advance of the third Tuesday in May (with respect to elections held at a regular annual meeting of stockholders), and that such notice include:

•	The name and address of the stockholder who intends to make the nomination and of the person(s) to be nominated;

•	A representation that the stockholder of record is entitled to vote at the meeting;

•	A description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•

Other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if elected.

The Corporate Secretary and General Counsel will send a copy of the Company’s Bylaws to any interested stockholder who requests them. The Company’s Bylaws are also available on the Company’s website at http://www.alaskaair.com.

b. Consideration of Director Candidates Recommended by Stockholders

The Committee will evaluate candidates recommended by a single stockholder, or group of stockholders, that has beneficially owned more than 5% of the Company’s outstanding common stock for at least one year and that satisfies the notice, information and consent provisions set forth below (such individual or group is referred to as the “Qualified Stockholder”). The Committee’s policy on the evaluation of candidates recommended by stockholders who are not Qualified Stockholders is to evaluate such recommendations, and establish procedures for such evaluations, on a case-by-case basis. This policy allows the Committee to devote an appropriate amount of its own and the Company’s resources to each such recommendation, depending on the nature of the recommendation itself and any supporting materials provided. In addition, as discussed above, non-Qualified Stockholders have the ability to nominate one or more director candidates directly at the Annual Meeting. All candidates (whether identified internally or by a stockholder) who, after evaluation, are then recommended by the Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

c. Initial Consideration of Candidates Recommended by Qualified Stockholders

The Committee will evaluate candidates recommended by Qualified Stockholders in accordance with the following procedures.

Qualified Stockholders may propose a candidate for evaluation by the Committee by delivering a written notice to the Committee satisfying each of the requirements described below (the “Notice”). The Notice must be received by the Committee not less than 120 calendar days before the anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. No such notice was received in connection with the 2007 Annual Meeting.

Any candidate recommended by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NYSE rules.

The Notice shall also contain or be accompanied by the following information or documentation:

•

Proof of the required stock ownership (including the required holding period) of the stockholder or group of stockholders. The Committee may determine whether the required stock ownership condition has been satisfied for any stockholder that is the stockholder of record. Any stockholder that is not the stockholder of record must submit such evidence as the Committee deems reasonable to evidence the required ownership percentage and holding period.

•	A written statement that the stockholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the candidate is nominated.

•	The name or names of each stockholder submitting the proposal, the name of the candidate, and the written consent of each such stockholder and the candidate to be publicly identified.

•

Regarding the candidate, such person’s name, age, business and residence address, principal occupation or employment, number of shares of the Company’s stock beneficially owned, if any, a written resume or curriculum vitae of personal and professional experiences, and all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”).

•

Regarding the candidate, information, documents or affidavits demonstrating to what extent the candidate meets the required minimum criteria, and the desirable qualities or skills, established by the Committee. The Notice must also include a written statement that the stockholder submitting the proposal and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation of the candidate.

•

Regarding the stockholder submitting the proposal, the person’s business address and contact information and any other information that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act.

•	The signature of each candidate and of each stockholder submitting the proposal.

The Notice shall be delivered in writing by registered or certified first-class mail, postage prepaid, to the following address:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

The Corporate Secretary and General Counsel will promptly forward the Notice to the Chair of the Governance and Nominating Committee.

d. Initial Consideration of Candidates Recommended by Other Stockholders

If, based on the Committee’s initial screening of a candidate recommended by a Qualified Stockholder, a candidate continues to be of interest to the Committee, the Chair of the Committee will request that the CEO interview the candidate and the candidate will be interviewed by one or more of the other Committee members. If the results of these interviews are favorable, the candidate recommended by a Qualified Stockholder will be evaluated as set forth below. Except as may be required by applicable law, rule or regulation, the Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Committee’s recommendations with any Qualified Stockholder who made a proposal.

3. Evaluation of Candidates

As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate. The Committee will then (i) determine if the candidate satisfies the qualifications set forth below under the caption “Policy on Minimum Qualifications for All Directors”; (ii) conduct interviews with the candidate as it deems necessary and appropriate; and (iii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board. The Committee will then meet to consider and finalize its list of recommended candidates for the Board’s consideration.

The Governance and Nominating Committee will consider incumbent candidates based on the same criteria used for candidates recommended by Qualified Stockholders, provided that incumbents will also be considered on the basis of the Committee’s annual evaluations of the effectiveness of the Board, its committees and their members.

Policy on Minimum Qualifications for All Directors

While there is no formal list of qualifications, the Governance and Nominating Committee considers, among other things, the prospective nominees’ relevant experience, intelligence, independence, commitment, ability to work with the Chief Executive Officer and within the Board culture, prominence, diversity, age, understanding of the Company’s business, and other factors deemed relevant. For candidates to serve as independent directors, an independent and questioning mindset is critical. The Committee also considers whether the prospective candidates’ workloads would allow them to attend the vast majority of Board meetings, be willing and available to serve on Board committees, and devote the additional time and effort necessary to keep up with Board matters and the rapidly changing environment in which the Company operates. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Committee’s (or the Board’s) perceptions about future issues and needs. Relevant experiences might include, among other things, company CEO experience, senior-level international experience, senior-level regulatory or legal experience, and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

STOCKHOLDER COMMUNICATION POLICY

Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•

attempt to handle the inquiry directly (for example, where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors or an individual director); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Governance and Nominating Committee, the Corporate Secretary and General Counsel will present a summary of all communications received since the last meeting of the Governance and Nominating Committee that were not forwarded and will make those communications available to any director on request.

EXECUTIVE SESSIONS AND LEAD DIRECTOR

The Board holds regular executive sessions of non-management directors quarterly. As provided in the Governance and Nominating Committee Charter, the Lead Director for these executive sessions is the chair of the Governance and Nominating Committee.

2006 DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2006 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Ayer, who is also one of our employees, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Ayer does not receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($)(2) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2) (f)	All Other Compensation ($)(3) (g)		Total ($) (h)
Patricia M. Bedient	58,000	0	0	0	0	3,764		61,764
Phyllis J. Campbell	55,600	0	0	0	0	5,269		60,869
Mark R. Hamilton	53,300	0	0	0	0	21,144		74,444
Bruce R. Kennedy(5)	47,400	0	0	0	0	36,816	(4)	84,216
Jessie J. Knight, Jr.	50,350	0	0	0	0	8,729		59,079
R. Marc Langland	53,250	0	0	0	0	22,378		75,628
Dennis F. Madsen	52,950	0	0	0	0	10,903		63,853
Byron I. Mallott	58,300	0	0	0	0	53,572		111,872
John V. Rindlaub	56,300	0	0	0	0	6,461		62,761
J. Kenneth Thompson	50,800	0	0	0	0	23,464		74,264
Richard A. Wien	54,800	0	0	0	0	10,795		65,595

(1)	In 2006, each of our Non-Employee Directors received at least 50% of their $30,000 annual retainer for 2006 in the form of Alaska Air Group common stock shares issued under the Company’s Non-Employee Director Stock Plan (rounded down to the nearest whole share). The Board of Directors (or a committee appointed by the Board of one or more individuals who are not eligible to participate in the plan) administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. In connection with the payment of a portion of a Non-Employee Director’s annual retainer in the form of common stock, the Board of Directors has established stock ownership guidelines that strongly encourage Non-Employee Directors to accumulate shares of Company stock equal in value to one year’s retainer within five years of becoming a director. Ms. Bedient and Messrs. Knight, Madsen and Thompson elected to receive the entire amount of their annual retainer in stock, per the terms of the Plan. The number of shares awarded was determined pursuant to the terms of our Director’s Stock Plan by dividing the dollar value of the retainer to be paid in stock by $37.19, the average closing price of our stock for the 30 trading days preceding the date of our 2006 annual meeting. Accordingly, each of our Non-Employee Directors received 403 shares on May 16, 2006, except the four directors identified above who each received 806 shares on that date. These shares were fully vested on issue. No option awards were granted to our Non-Employee Directors during 2006.

In 2006, in addition to the $30,000 annual retainer referenced above, the compensation for our Non-Employee Directors included the following:

•

Attendance fees of $2,000 for each Audit Committee meeting and $1,200 per day for each Board or other committee meeting in which a Non-Employee Director participated in person, or $750 if participation was via telephone;

•	$500 for participation in telephone updates that occur between meetings;

•	an annual retainer of $8,000 to the Audit Committee chair and $5,000 to other committee chairs;

•	an annual retainer of $1,000 to Non-Employee Directors who also served on the Board of Directors of Alaska Airlines or Horizon Air; and

•	reimbursement of expenses in connection with attending Board and committee meetings as well as expenses in connection with director education.

(2)	None of our Non-Employee Directors held any unvested stock awards as of December 31, 2006. We do not grant stock options to our Non-Employee Directors. Our directors do not participate in any non-equity incentive compensation plans, nor do they participate in a nonqualified deferred compensation plan. Directors do not receive pension benefits for their service.

(3)	As part of a director’s compensation, each Non-Employee Director, the Non-Employee Director’s spouse and the Non-Employee Director’s dependent children are provided transportation on Alaska Airlines and Horizon Air. These amounts represent the value of the transportation provided by the Company to each of these directors and their family members during 2006, plus taxes paid by the Company on behalf of the directors on the value of the travel. Each director also receives membership to our airport Boardrooms.

Director	Travel Value	Value of Taxes Paid	Boardroom Membership
Patricia M. Bedient	2,268	1,221	275
Phyllis J. Campbell	3,246	1,748	275
Mark R. Hamilton	13,565	7,304	275
Bruce R. Kennedy	7,411	3,991	275
Jessie J. Knight, Jr.	4,988	3,466	275
R. Marc Langland	14,367	7,736	275
Dennis F. Madsen	6,908	3,720	275
Byron Mallott	34,643	18,654	275
John V. Rindlaub	4,021	2,165	275
J. Kenneth Thompson	15,073	8,116	275
Richard A. Wien	6,838	3,682	275

(4)	In addition to the benefits referred to in footnote (3) above, this amount includes $25,139, which represents the Company’s cost to provide office space and related expenses to Mr. Kennedy during 2006 pursuant to a resolution passed by the Board of Directors in connection with Mr. Kennedy’s retirement in 1990.

(5)	During the years that Mr. Kennedy was employed by the Company, he accrued annual retirement benefits under the Company’s Retirement Plan for Salaried Employees and its 1976 Elected Officers Supplementary Retirement Plan. Mr. Kennedy’s benefits paid under these plans in 2006 were $65,667 and $176,880, respectively. Mr. Kennedy does not receive any retirement benefits in connection with his service as a director.

CEO AND CFO CERTIFICATIONS

In accordance with NYSE listing standards, the Company’s 2006 CEO certification required by Section 303a.12(a) of the NYSE Listed Company Manual has been filed with the NYSE. In addition, the Company’s CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act are filed as exhibits to the Company’s Annual Report on Form 10-K.

CODE OF CONDUCT AND ETHICS

The Company has adopted a Code of Conduct and Ethics that applies to all employees of the Company, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and persons performing similar functions. The Code of Conduct and Ethics is located on the Company’s internet website at http://www.alaskaair.com/ and is available in print to any stockholder who requests it. Information on the Company’s website, however, does not form a part of this proxy statement. The Company intends to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Conduct and Ethics for directors or executive officers on the Company’s internet website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with applicable laws. Our Code of Conduct and Ethics imposes an obligation on each director and executive officer to disclose any potential conflict of interest involving such person and the Company. In addition, our Corporate Governance Guidelines require board members to disclose to the Board (through the Audit Committee) any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board for approval. We also identify related party transactions by having our directors and executive officers complete director and officer questionnaires. Our Corporate Compliance Officer and the Audit Committee review all potential conflicts of interest and transactions with related parties regarding directors and executive officers.

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. The amounts involved are below disclosure thresholds set by the SEC, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file a report on a timely basis. Form 4s due May 19, 2006, for Ms. Bedient, Ms. Campbell, and Messrs. Hamilton, Kennedy, Knight, Langland, Madsen, Mallott, Rindlaub, Thompson and Wien, relating to stock issued in payment of their annual board retainers, were instead filed on May 26, 2006. Except for these reports on Form 4, based on a review of copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 2006.

INDEPENDENT AUDITORS

Selection of Independent Auditors for the Current Fiscal Year

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) as the Company’s independent public auditors for the current fiscal year. Representatives of KPMG are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.

Fees Paid to Independent Auditors

During fiscal years 2006 and 2005, the Company retained KPMG as its principal auditors. The independent auditors provided services in the following categories and amounts:

2006	KPMG LLP
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	$1,219,139
Audit-Related Fees(2)	175,718
Tax Fees(3)	25,446
All Other Fees(4)	34,417

Total Fees for 2006	$1,454,720

2005
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	$1,026,509
Audit-Related Fees(2)	284,853
Tax Fees(3)	56,234
All Other Fees(4)	29,132

Total Fees for 2005	$1,396,728

(1)	Audit fees represent the arranged fees for the years presented, including the annual audit of internal controls as mandated under Sarbanes-Oxley Section 404.

(2)	Includes fees paid in connection with the audit of Air Group’s employee benefit plans in both years and, in fiscal 2005, fees incurred in connection with the Form S-3 Registration Statement filed on December 12, 2005.

(3)	Fees paid for professional services in connection with tax consulting related to specific aircraft leasing and acquisition matters. These services were pre-approved by the audit committee.

(4)	Fees paid for professional services in connection with (i) the audit of passenger facility charges and examination of related controls, (ii) the examination of agreed-upon procedures for the U.S. Citizenship and Immigration Services, and (iii) agreed-upon procedures regarding Air Group’s employee incentive pay plans.

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company’s independent auditors, and has determined that it does not impact the independence of the auditors.

Independent Auditor Engagement Policy

The Audit Committee has established an Independent Auditor Engagement Policy that is designed to ensure that the Company’s auditor performs its services independently and with the highest integrity and professionalism. The Audit Committee reviews the policy annually.

The policy provides that any engagement of the Company’s outside auditor must be consistent with principles determined by the SEC, namely, whether the independent auditor is capable of exercising impartial judgment on all issues encompassed within the auditor’s engagement.

Permitted services under the policy include audit services, audit-related services, certain tax services and certain other services not prohibited by SEC rules or other federal regulations. Before retaining its independent auditor for non-audit services, the Audit Committee will consider factors such as whether the services might compromise the auditor’s independence, whether the auditor is the best provider for the services, and the appropriate proportion of audit to non-audit services.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•

the aggregate amount of fees paid for all such services is not more than five percent (5%) of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

During fiscal year 2006, there were no such services that were performed pursuant to the “de minimis exception.”

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

Review of Our Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent auditors, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. We believe that management maintains an effective system of internal controls that results in fairly presented financial statements.

The discussions with KPMG also included the material and judgmental matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have also received and reviewed the written disclosures and the KPMG letter required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and we have discussed with KPMG their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee of the Board of Directors

Patricia M. Bedient, Chairperson

Mark R. Hamilton, Member

Dennis F. Madsen, Member

John V. Rindlaub, Member

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company common stock is owned as of March 31, 2007, by (a) each director and nominee, (b) each of the Company’s five most highly compensated executive officers, and (c) all executive officers as a group. The number shown for each person includes shares that he or she:

•	may vote or invest alone;

•	holds with his or her spouse, with shared voting and investment power;

•	holds otherwise with shared voting and investment power;

•	holds in one of the Company’s 401(k) plans; or

•	may acquire through stock option exercises through May 30, 2007.

Name	Shares Beneficially Owned(1)	Options Exercisable within 60 Days	Stock Units and Interests(2)	Total(3)	Percent of Outstanding Shares
Patricia M. Bedient	1,951	0	0	1,951	*
Phyllis J. Campbell	2,659	0	0	2,659	*
Mark R. Hamilton	1,780	0	0	1,780	*
Bruce R. Kennedy	1,987	0	0	1,987	*
Jessie J. Knight, Jr.	3,121	0	0	3,121	*
R. Marc Langland	5,000	0	0	5,000	*
Dennis F. Madsen	2,807	0	0	2,807	*
Byron I. Mallott	3,392	0	0	3,392	*
John V. Rindlaub	6,002	0	0	6,002	*
J. Kenneth Thompson	5,951	0	0	5,951	*
Richard A. Wien	6,000	0	0	6,000	*
William S. Ayer	39,551	445,350	34,600	484,901	1.1%
Kevin P. Finan	4,369	64,650	19,180	69,019	*
Gregg A. Saretsky	4,736	91,892	19,140	96,628	*
Bradley D. Tilden	6,436	113,200	19,200	119,636	*
Keith Loveless	520	69,600	14,750	70,120	*
Jeffrey D. Pinneo	2,604	73,100	16,530	75,704	*
Glenn S. Johnson	231	57,750	14,160	57,981	*
Brandon S. Pedersen	0	3,950	6,450	3,950	*
John F. Schaefer, Jr.	94	500	3,750	594	*
All directors and all executive officers as a group (20 persons)	97,204	919,992	147,760	1,017,196	2.4%

*	Less than 1%

(1)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) plan holdings.

(2)	Consists of the aggregate total of Restricted Stock Units (RSUs) granted in 2004, 2005, 2006 and 2007 which will vest November 10, 2007, August 30, 2008, September 13, 2009, and January 31, 2010, respectively.

(3)	Total does not include stock units because they are not yet vested.

The table below identifies those known to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of December 31, 2006, or as otherwise indicated.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Outstanding Shares
Donald Smith & Co., Inc.(1) 152 West 57th Street New York, NY 10019	3,829,500	9.0

AXA Financial, Inc (2) 1290 Avenue of the Americas New York, New York 10104	3,387,061	7.9

Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, 90401 CA	3,026,178	7.1

PRIMECAP Management Company(4) 225 South Lake Ave, #400 Pasadena, CA 91101	2,661,050	6.2

Barclays Global Investors, NA(5) 45 Fremont Street San Francisco, CA 94105	2,436,921	5.7

(1)	Information is based on a Schedule 13G filed by Donald Smith & Co., Inc. (“Donald Smith”) on February 12, 2007. Donald Smith reported in the Schedule 13G that it had sole voting power of 3,116,900 of the shares.

(2)	Information is based on a Schedule 13G filed by ASA Financial, Inc. (“AXA”) on February 14, 2007. AXA reported that shares covered are owned by AXA Rosenberg Investment Management LLC and AXA Konzern AG (Germany) each with power over 902,648 shares and 3,900 shares, respectively.

(3)	Information is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) on February 1, 2007, and a subsequent Schedule 13F filed on April 19, 2007, reporting an increase as of March 31, 2007. Dimensional reported in the Schedule 13G that it furnishes investment advice to four investment companies and serves as investment manager to other accounts, which hold the shares shown in the table above. It further reported that while it possesses voting and investment power over such shares, they are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(4)	Information is based on a Schedule 13G filed by PRIMECAP Management Company on February 9, 2007. PRIMECAP reported in the Schedule 13G that it had sole voting power over all 98,000 shares.

(5)	Information is based on a Schedule 13G filed by Barclay Global Investors, NA (“Barclay”) on January 9, 2007. Barclay reported that shares covered are owned by Barclay Global Investors, NA and Barclay Global Fund Advisors each with power over 1,314,456 and 1,122,465 shares, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. These individuals are referred to as the “Named Executive Officers” in this proxy statement. Our Named Executive Officers include officers of Alaska Air Group; the Chief Executive Officer (CEO) of Horizon Air Industries, an operating subsidiary; and two elected officers of subsidiary Alaska Airlines who have policy-making roles at the Alaska Air Group level (see the Summary Compensation Table on page 34).

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had a role in determining the compensation of other Named Executive Officers. However, the Chief Executive Officer of Alaska Air Group does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Executive Compensation Philosophy and Overview

Objectives

The objectives of the Company’s executive compensation programs are as follows:

•

to attract and retain highly qualified executives who share our Company values and commitment to the 2010 strategic plan by designing the total compensation package to be entrepreneurial, fair, and competitive with appropriate reference points as described below;

•

to motivate executives to provide excellent leadership and achieve Company goals by linking short-term and long-term incentives to the achievement of specific annual goals as reflected in executives’ commitment plans, the Performance-Based Pay plan, and the Company’s 2010 strategic plan;

•

to align the interests of executives, employees, and stockholders by tying a large portion of total direct compensation to the achievement of objective goals related to the Company’s safety record, cost structure, employee engagement and profitability; and

•

to provide executives with reasonable security, through a combination of performance-based incentives, retirement plans and change-in-control agreements that motivate them to continue employment with the Company and achieve goals that will make the Company remain competitive and thrive in the long term.

The Compensation Committee conducts an annual review of the Company’s executive compensation to ensure that it is structured to satisfy these objectives. The Committee considers how each component of compensation motivates the executive to help the Company achieve its performance goals and/or how it promotes retention of an executive who shares the Company’s values. Central to the structure of the Company’s executive compensation is the Company’s 2010 strategic plan, which is a blueprint to transform Alaska Airlines into one of the best airlines in America for our employees, customers, and our investors. The Committee views commitment to the Company’s 2010 strategic plan as crucial to the success of the Company and therefore structures executive compensation to attract and retain executives who share this commitment.

Methodology

The Compensation Committee considers air carrier peer group data as well as general industry data when evaluating whether Named Executive Officer compensation is fair and competitive. The greater focus is on peer group air carriers because these are the primary companies that compete with the Company for key talent, customers, and stockholder investment. Peer group air carrier companies also receive greater emphasis because in our industry the vast majority of our employees are unionized and have pay that is often compared to their industry peers. Our Company values pay equity for all employees, including executive employees. For 2006, the peer group consisted of Air Tran Holdings, AMR Corporation, Continental Airlines Inc., Delta Air Lines Inc., Frontier Airline Holdings, Jet Blue Airways Corporation, Northwest Airlines Corporation, Southwest Airlines Corporation, UAL Corporation and US Airways Group Inc. The Committee also considers general industry data of companies with similar revenues because it recognizes that a tension can exist between external market conditions and the airline industry. The Committee applies a 2/3 and 1/3 weighting on airline and general industry market data, respectively, to establish a “market consensus.”

The Committee uses tally sheets to review each element of compensation. Base salaries, perquisites and personal benefits, retirement benefits and change-in-control benefits are primarily intended to attract and retain highly qualified executives. These are the elements of the Company’s executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives we need to provide them with predictable compensation levels that reward their performance and continued service. Base salaries and perquisites and personal benefits are paid out on a short-term or current basis. Annual incentives based on the achievement of objective performance goals are paid out on a longer-term basis, as are long-term incentives such as equity awards. Annual incentives and long-term incentives are intended to motivate executives to achieve superior performance levels. We believe that this mix of short-term and longer-term compensation allows us to achieve our dual goals of attracting and retaining highly qualified executives with an entrepreneurial spirit and providing meaningful performance incentives for those executives.

Emphasis on “At Risk” Pay

Our compensation structure is designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations. The Committee considers the market consensus data to establish total direct compensation. The Committee believes that emphasis on “at risk” compensation at the senior executive levels of the Company is an important element in achieving a pay-for-performance culture, since it aligns management’s interests with those of the Company’s stockholders. Thus, once market consensus is established, the Committee tailors total direct compensation paid to Named Executive Officers to place a substantial emphasis on “at risk” pay that is tied to performance objectives. For 2006, the Committee approved target-level compensation for Mr. Ayer, our Chief Executive Officer, that is 80% “at risk” and tied directly to stockholder value creation. With respect to the other Named Executive Officers, the Committee approved target compensation that is 67% “at risk” and tied directly to stockholder value creation.

The Committee believes that the appropriate way to compensate executive officers is to consider many principles of compensation, including market pay, internal equity, and fundamental fairness. The Committee recognizes that Chief Executive Officer compensation at many publicly traded companies in the United States has dramatically increased over a short period of time. This leads the Committee, with the Chief Executive Officer’s full support, to not blindly accept “benchmarking” data to set compensation levels. The Committee recognizes that this data is susceptible to “ratcheting.” Thus, while the Committee has considered peer group data as described above, the Committee has thoughtfully applied other compensation principles such as internal equity when determining Chief Executive Officer compensation. The Committee’s determination of total direct compensation for the Chief Executive Officer position therefore reflects a substantial discount from market consensus. At current levels, the Chief Executive Officer’s total direct compensation represents approximately two times that of the Executive Vice President level, and approximately four times that of the Vice President level. By considering internal equity, the Committee believes that the resulting data points are more reliable and more insulated from external ratcheting effects.

As a basis for comparison, our Chief Executive Officer’s base salary, as compared to the last year published, remained significantly below the median in relation to our peer group as well as in relation to market consensus.

CEO Base Pay Comparisons (Airlines)

2005, 2006 and 2007 Base Salary
Alaska Air Group, Inc.	$360,000
2005 Base Salary (Air Group peers)
Air Tran Holdings	$467,000
AMR Corporation	$527,000
Continental Airlines, Inc.	$752,000
Delta Air Lines, Inc.	$431,000
Frontier Airline Holdings	$295,000
Jet Blue Airways Corporation	$200,000
Northwest Airlines Corporation	$571,000
Southwest Airlines Corporation	$405,000
UAL Corporation	$606,000
US Airways Group, Inc.	$550,000
Median Base Salary (Air Group peers)	$497,000

For the Named Executive Officers other than the Chief Executive Officer, the Committee targets base compensation at considerably less than the median also, but with an opportunity to get to the median or to exceed it through incentive compensation.

Annual incentive compensation under the Performance-Based Pay plan is primarily intended to motivate Named Executive Officers to achieve specific Company strategies and operating objectives. We believe it helps us attract and retain top executives who fit a team-oriented and performance-driven culture. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top-performing executives.

The Committee aligns executive compensation with the Company’s strategic plan by choosing a target level for the Performance-Based Pay plan that is consistent with the Company’s strategic plan goals. In 2007 the Committee commenced using performance shares as a form of equity. The performance shares will only be issued to executives if the Company hits a pre-determined average pre-tax profit margin metric over the course of three years. By designating a proportion of an executive’s compensation in performance shares, the Committee further aligned total direct compensation for executives with the Company’s strategic plan goals.

Current Executive Compensation Elements

Base Salaries

The Committee reviews salaries for our Named Executive Officers annually. In general, the Committee targets base salary levels in the 25th percentile based on market consensus data identified in the annual review described above. In setting specific salary levels for each Named Executive Officer, the Committee assesses the executive’s duties and scope of responsibilities, past performance and expected future contributions to the Company, the market demand for the executive’s skills, the executive’s influence on long-term Company strategies and success, and the executive’s individual leadership performance. The Committee believes generally that is it reasonable that higher-level executives should be compensated with pay that reflects greater risk and remains contingent upon the success of the Company. Thus, as an individual reaches the senior executive level, base pay is de-emphasized as a component of compensation.

In setting Chief Executive Officer compensation for 2006, the Committee received candid and direct input from Mr. Ayer. At the initiation of Mr. Ayer, his base salary for 2006 remained at the same level it has for the past year, and lower than it had been in the three years prior to that. The Committee believes that Mr. Ayer’s leadership in this matter has been invaluable in re-affirming the Company’s values and commitment to the 2010 strategic plan.

Based on its 2006 review of executive compensation, the Committee increased the base salary levels of the other Named Executive Officers. The Committee maintained their base salaries within the 25th percentile, and the effective amount of the increase was between 4% and 12%. The Committee believes that 25th percentile base salary levels for the other Named Executive Officers, with the opportunity to earn market-level compensation through short- and long-term incentive plans that pay when performance objectives are met, are appropriate.

Annual Incentives

Our executive officers participate in the Performance-Based Pay plan, which places at risk a significant portion of an executive’s compensation, linking it to annual profitability and operational goals. For awards under the Performance-Based Pay plan to be paid, the Company must achieve or exceed profit and/or operating goals established annually by the Committee. In 2006, the Performance-Based Pay plan performance measures included safety (10% weight), employee engagement (10% weight), unit cost excluding fuel (10% weight) and adjusted profitability (70% weight). Under the Performance-Based Pay plan formula, awards increase proportionately based on the degree to which the various goals are met.

Consistent with the Committee’s philosophy of placing a high percentage of total cash compensation at risk for executives, in 2006 Mr. Ayer could have earned up to 100% of base pay if target Performance-Based Pay plan goals were met, and up to 200% if maximum goals were reached. The other Named Executive Officers could have earned up to 60% of base salary if the target goals were met, and up to 120% of base salary if the Company reached the maximum goals. If minimum goals were not reached, Mr. Ayer and the other Named Executive Officers would not receive a payment. During 2006, Alaska Airlines performed at 149.7% and Horizon Air performed at 149.6% of target with respect to the Performance-Based Pay plan goals.

The Company’s 2006 Performance-Based Pay payouts were based on the Company’s annual performance relative to safety, employee engagement, and financial performance goals established by the Committee. The Company exceeded its target goals on profitability, employee engagement, and safety. The Committee exercised its discretion pursuant to the Performance-Based Pay plan to settle certain 2006 payouts under the plan in Company common stock (in lieu of a cash payment), thus further linking executive compensation with stockholder value. The cash amounts of the 2006 payouts under the plan (before taxes, and before converting the cash bonuses to stock amounts) were as follows: Mr. Ayer, $538,965; Mr. Tilden, $233,531; Mr. Saretsky, $243,204; Mr. Finan, $223,245, and Mr. Pinneo, $206,665. Mr. Pinneo’s payout was made in cash. Each of the other Named Executive payouts for 2006 was made in Alaska Air Group (ALK) common stock (in lieu of payment of the cash amount set forth above for that executive), with the number of shares deliverable to each executive determined by dividing the executive’s cash payout for 2006 (after subtracting the amount of tax withholding required) by $42.85, the per-share closing price of ALK common stock as reported on the New York Stock Exchange on January 31, 2007. The number of shares of ALK common stock actually delivered to each of these executives was as follows: Mr. Ayer, 9,175 shares; Mr. Tilden, 3,915 shares; Mr. Saretsky, 4,085 shares; Mr. Finan, 3,739 shares.

In addition, all of our employees, including our executive officers, participate in a separate incentive plan called Operational Performance Rewards, which pays a monthly incentive payment to all employees when particular operational performance targets are met. Awards are based on operational performance and customer satisfaction, and the maximum annual payout for each employee is $1,200. In 2006, Alaska Airlines employees, including Mr. Ayer, Mr. Tilden, Mr. Saretsky and Mr. Finan, were paid $450 under Operational Performance Rewards. Horizon Air employees, including Mr. Pinneo, were paid $850 under Operational Performance Rewards.

The Committee believes that the 2006 incentives paid to the Named Executive Officers under these plans are reasonable in view of competitive practices, the Company’s performance and the contribution of those officers to that performance during 2006.

Long-Term Incentive Equity Awards

The Company’s policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, the Company has historically made annual grants of stock option and restricted stock unit awards to provide further incentives to our executives to increase stockholder value. The Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s contribution to the success of the Company’s financial performance;

•	the equity participation level of comparable executives at comparable companies and internal equity;

•	the executive’s position with the Company and base compensation;

•	the executives performance of his or her individual responsibilities; and

•	the accounting impact to the Company and potential dilution effects of the grant.

Stock Options. The Company makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant.

In September 2006, the Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described following the table “2006 Grants of Plan-Based Awards.” Mr. Ayer’s long-term incentive compensation for 2006 was represented by solely by his stock option grant and will have value only if the price of our common stock increases. Mr. Ayer expressly requested that the Committee not grant him a restricted stock unit award for 2006. For each of the other Named Executive Officers, these option grants constitute approximately 50% of the officer’s total long-term incentive compensation for 2006, with the restricted stock units described below constituting the remaining approximately 50%.

Restricted Stock Units. The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest only on the third anniversary of the date they are granted and, upon vesting, are paid in shares of our common stock. Thus, the units are designed both to link executives’ interests with those of our stockholders as the units’ value is based on the value of our common stock and to provide a long-term retention incentive for the vesting period. In September 2006, the Committee granted restricted stock unit awards to each of our Named Executive Officers other than Mr. Ayer, who, as noted above, requested that he not be granted a restricted stock unit award for 2006.

Performance Shares. For 2007, the Company’s executive compensation program will include performance shares as part of long-term incentive compensation. The shares will vest only if certain performance conditions are met.

Perquisites and Personal Benefits

In addition to cash and equity compensation, the Company provides the Named Executive Officers with certain perquisites and personal benefits, including automobile expenses and travel benefits. We believe that any perquisites offered to executives should be modest and should not make up a large proportion of the executive’s compensation.

Retirement Benefits/Deferred Compensation Opportunities

The Company provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) and our 401(k) plan are both tax-qualified retirement plans that the Named Executive Officers participate in on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Salaried Retirement Plan are required to be limited. Because we do not believe that it is appropriate for the Named Executive Officers’ retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, and because we wish to provide supplemental retirement benefits, we established the 1995 Elected Officers Supplementary Retirement Plan (the “Supplementary Retirement Plan”), an unfunded defined benefit plan designed to permit Named Executive Officers and other officers to receive the full amount of benefits that would be paid under the Salaried Retirement Plan but for the limitations imposed by ERISA and the Internal Revenue Code and to provide supplemental retirement benefits.

Under our Nonqualified Deferred Compensation Plan, our Named Executive Officers are also permitted to elect to defer up to 100% of their annual Performance-Based Pay payments. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred.

Please see the “2006 Pension Benefits” and “2006 Nonqualified Deferred Compensation” tables and information following them for a description of these plans.

Severance and Other Benefits Upon Change-in-Control and Termination of Employment

We have entered into change-in-control agreements with each of our Named Executive Officers because we believe that the occurrence, or potential occurrence, of a change-in-control transaction will create uncertainty and disruption during a critical transaction time for the Company. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these executive officers to remain employed with the Company during an important transition time for the company, and when prospects for continued employment following the transaction are often uncertain, we provide these officers with enhanced severance benefits if their employment is actually or constructively terminated by us without cause in connection with a change-in-control. The benefits for the Named Executive Officers are generally determined as if they continued to remain employed for three years following their actual termination date.

We believe that the Named Executive Officers should receive change-in-control severance benefits only if their employment is constructively or actually terminated in connection with a change-in-control. Given that none of the Named Executive Officers have employment agreements that provide for fixed positions or duties or for a fixed base salary or actual or target annual incentive absent some form of constructive termination severance trigger, potential acquirers could constructively terminate a Named Executive Officer’s employment and avoid paying any severance benefits at all (i.e., following a change-in-control, an acquirer could materially demote a Named Executive Officer, reduce his or her salary and eliminate his or her annual incentive opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance). Because we believe that constructive terminations in connection with a change-in-control are conceptually the same as actual terminations, and because we believe that acquirers would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the Change-in-Control Agreements provide that the executive may terminate employment in connection with a change-in-control for stated “good reasons” that we believe would result, in those circumstances, in the constructive termination of the Named Executive Officer’s employment.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change-in-control transaction. However, as described following the table under “2006 Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under our 2004 Long-Term Incentive Equity Plan (the “2004 Plan”), including those awards held by our Named Executive Officers, will generally accelerate on a change-in-control of the Company unless otherwise provided by the Board. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate and a standard market competitive practice to fully vest equity awards in these change-in-control situations and allow the award-holder to benefit from any gain under the award at the time of the transaction.

As part of their change-in-control severance benefits, Named Executive Officers are reimbursed for the excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We have provided the Named Executive Officers with a “gross-up” for any excise taxes that may be imposed because we determined the appropriate level of change-in-control severance payment for each Named Executive Officer without factoring in the adverse effects that may result from imposition of excise taxes. The excise tax gross-up is intended to make the Named Executive Officer whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting certain compensation over $1 million paid to Named Executive Officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company strives whenever possible to structure its compensation plans such that they are tax deductible and believes that a substantial portion of compensation paid under its current program (including the annual incentives and stock option grants described above) satisfies the requirements under Section 162(m). However, the Company reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. For 2006, the Company believes that no portion of its tax deduction for compensation paid to its Named Executive Officers will be disallowed under Section 162(m).

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2006 Annual Report on Form 10-K on file with the SEC.

Compensation Committee of the Board of Directors

Phyllis J. Campbell, Chairperson

Jessie J. Knight, Jr.

Dennis F. Madsen

John V. Rindlaub

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of 2006. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2006.

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

2006 SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for services rendered during 2006. These individuals are referred to as “Named Executive Officers” in this Proxy Statement.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
William S. Ayer Chairman, President and CEO	2006	360,000	0	302,484	606,675	538,965	57,541	55,402	1,921,067

Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer	2006	260,000	0	130,554	151,486	233,531	49,450	69,389	894,410

Gregg A. Saretsky Executive Vice President/Marketing and Planning	2006	280,000	0	135,095	157,286	243,204	104,362	81,705	1,001,652

Kevin P. Finan Executive Vice President/Operations	2006	260,000	0	139,967	110,504	225,846	195,773	64,973	997,063

Jeffrey D. Pinneo(4) President and CEO (Horizon Air Industries)	2006	237,000	0	117,593	142,786	209,995	30,202	60,917	798,493

(1)	The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Named Executive Officers were forfeited during 2006. Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal-Year End” below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 10 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted to our Named Executive Officers for 2006, please see the discussion under “Grants of Plan-Based Awards” below.

(2)	As described in the “Compensation Discussion and Analysis” section, the Company paid Performance-Based Pay plan incentive compensation to Named Executive Officers for 2006 based on the Company’s achievement of above-target performance on four objective goals established by the Compensation Committee at the beginning of the year relative to safety, employee engagement, cost, and profitability. Further aligning Named Executive Compensation with stockholder value, the payments were paid in shares of common stock (other than the payment made to Mr. Pinneo), with the number of shares calculated by dividing the amount of the payment as determined under the Performance-Based Pay plan formula by $42.85 which represents the per-share closing price of our common stock on January 31, 2007, the date the shares were issued.

(3)	The amount reported in Column (i) of the table above reflects the 2006 change in value of the Named Executive Officers’ pensions from the Alaska Air Group, Inc. Retirement Plan for Salaried Employees and the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan, plus the 2006 total earnings from the Named Executive Officer’s Nonqualified Deferred Compensation Plan.

(4)	When Mr. Pinneo was elected President and CEO of Horizon Air in 2002, he was 100% vested under the Salaried Retirement Plan on account of prior service at Alaska. At that time, Horizon Air, which does not have a plan similar to the Salaried Retirement Plan, agreed to supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he been participating in the Salaried Retirement Plan during his tenure as President and CEO of Horizon Air.

(5)	The following table presents detailed information on the types and amounts of compensation reported for the Named Executive Officers in Column (i) of the Summary Compensation Table, including the value of Company contributions to the Named Executive Officer’s account under the Company’s 401(k) plan, the value of Company-paid term life insurance premiums for the Named Executive Officer, and the value of personal benefits such as automobile expense, travel and gross-up payments for taxes attributable to these personal benefits:

Name	Company Contribution to 401(k) Account	Term Life Insurance Premiums and Taxes Paid	Automobile Expense	Travel Benefit and Taxes Paid
William S. Ayer	6,600	1,832	22,000	24,970
Bradley D. Tilden	6,600	987	18,100	43,702
Gregg A. Saretsky	6,600	996	18,175	55,934
Kevin P. Finan	6,600	2,283	17,664	38,426
Jeffrey D. Pinneo	14,916	1,140	16,890	27,971

Compensation of Named Executive Officers

The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual performance-based incentive opportunity, a long-term equity incentive opportunity consisting of nonqualified stock options and restricted stock units, an increase in accumulated retirement pension benefits and earnings on deferred compensation account balances. Named Executive Officers also earned the other benefits listed in Column (i) of the 2006 Summary Compensation Table on page 34, as further described in footnote (5) to the table.

The 2006 Summary Compensation Table on page 34 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual incentive opportunity is provided immediately following this paragraph. The 2006 Grants of Plan-Based Awards table and the accompanying description of the material terms of the stock options and stock unit awards granted provide information regarding the long-term equity incentives awarded to Named Executive Officers in 2006. The Outstanding Equity Awards at Fiscal Year End and 2006 Option Exercises and Stock Vested tables on pages 38-40 provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The 2006 Pension Benefits table on page 40 and the footnotes following it describe each Named Executive Officer’s retirement benefits under our defined-benefit pension plans and a supplemental retirement plan. Similarly, the Non-Qualified Deferred Compensation table on page 42 and the related description of the material terms of our non-qualified deferred compensation plans provides a more complete picture of the potential future payments due to our Named Executive Officers. The discussion of the potential payments due upon a termination of employment or change-in-control that follows is intended to further explain the potential future payments that may become, payable to our Named Executive Officers under certain circumstances involving a change in control.

Description of Salary and Short-Term Incentive Amounts

We do not have employment agreements with our Named Executive Officers, and as a result the base salary and incentive amounts listed above are not fixed by contract. At the beginning of each fiscal year, the Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for each Named Executive Officer for the upcoming year. In making their determination, the Committee considers the factors discussed in the section titled “Base Salaries” on pages 28-29 of the Compensation Discussion and Analysis.

For 2006, each of our Named Executive Officers was eligible for an annual incentive award under the Company’s Performance-Based Pay plan. (Under the SEC’s new rules for disclosure of executive compensation, performance-based awards such as the incentives paid under this Performance-Based Pay plan are listed to as

“non-equity incentive plan awards.”) The Performance-Based Pay plan is administered by the Compensation Committee and provides officers and other non-union employees, as well as employees who are members of the Transport Workers Union, an opportunity to earn an award for that year based on the Company’s performance relative to certain pre-established goals.

Awards under the Performance-Based Pay plan are generally payable in cash but may, if the Committee so determines, be payable in shares of our common stock awarded under our 2004 Plan. As noted above, with the exception of Mr. Pinneo, the Committee determined to pay all Named Executive Officers’ 2006 incentive in fully vested shares of our common stock. Please see page 29 of the Compensation Discussion and Analysis above for more information concerning our Performance-Based Pay plan and the payments for 2006. Additional information concerning the threshold, target and maximum payouts for the 2006 year is reported in the table under “2006 Grants of Plan-Based Awards” below.

2006 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive awards granted to the Named Executive Officers for 2006. Each of the non-equity incentive plan awards reported in the table below was granted under our Performance-Based Pay plan. Each of the equity-based awards reported in the table below was granted under our 2004 Plan.

Name (a)	Approval Date		Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
				Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
William S. Ayer	1/31/07		1/31/07	0	360,000	720,000	0	0	0	0	0	0	n/a
	9/13/06		9/13/06	0	0	0	0	0	0	0	37,300	37.96	705,309
	9/13/06		9/13/06	0	0	0	0	0	0	0	0	0	0

Bradley D. Tilden	1/31/07		1/31/07	0	260,000	520,000	0	0	0	0	0	0	n/a
	9/13/06		9/13/06	0	0	0	0	0	0	0	11,550	37.96	427,750
	9/13/06		9/13/06	0	0	0	0	0	0	5,300	0	0	0

Gregg A. Saretsky	1/31/07		1/31/07	0	280,000	560,000	0	0	0	0	0	0	n/a
	9/13/06		9/13/06	0	0	0	0	0	0	0	11,550	37.96	427,750
	9/13/06		9/13/06	0	0	0	0	0	0	5,300	0	0	0

Kevin P. Finan	1/31/07		1/31/07	0	260,000	520,000	0	0	0	0	0	0	n/a
	1/12/06	(2)	1/26/06	0	0	0	0	0	0	1,000	0	0	0
	9/13/06		9/13/06	0	0	0	0	0	0	0	10,730	37.96	436,735
	9/13/06		9/13/06	0	0	0	0	0	0	4,920	0	0	0

Jeffrey D. Pinneo	1/31/07		1/31/07	0	237,000	474,000	0	0	0	0	0	0	n/a
	9/13/06		9/13/06	0	0	0	0	0	0	0	9,780	37.96	362,286
	9/13/06		9/13/06	0	0	0	0	0	0	4,490	0	0	0

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realized by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see the discussion of stock awards and option awards contained in Note 10 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)	This award was approved in conjunction with a promotion to the position of Executive Vice President/Operations on January 26, 2006. The Compensation Committee set Mr. Finan’s compensation on January 12, 2006 and awarded a grant of stock units effective with his promotion date of January 26, 2006.

Description of Equity-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Committee has authority to interpret the plan provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Unless otherwise provided by the Committee, awards granted under the 2004 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

Options

Each option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in 2006 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date. If a Named Executive Officer’s employment terminates for any reason other than due to his death, disability or retirement, the unvested portion of the option will immediately terminate. If the Named Executive Officer’s employment is terminated as a result of the officer’s death or disability, the option will immediately vest and become exercisable. If the Named Executive Officer’s employment is terminated as a result of the officer’s retirement, the option will continue to vest and become exercisable over the three-year period following the retirement date (subject to earlier termination at the end of the option’s stated term). For these purposes, “retirement” generally means a termination of employment on or after attaining age 60, attaining age 55 with at least five years of service with the Company, or becoming entitled to commence benefits under a Company-sponsored defined benefit plan in which the officer participates. Unless otherwise provided by the Board of Directors, if there is a change-in-control of the Company, the options will generally become fully vested and exercisable.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2006 has a term of ten years. However, vested options may terminate earlier in connection with a termination of the officer’s employment or a change-in-control of the Company.

The options granted to Named Executive Officers during 2006 do not include any dividend rights.

Restricted Stock Units

Column (i) of the table above reports awards of restricted stock units granted to our Named Executive Officers for 2006. Each restricted stock unit represents a contractual right to receive one share of our common stock. Restricted stock units granted to our Named Executive Officers for 2006 will generally vest in one installment on the third anniversary of the grant date, provided that the officer continues to be employed with the Company through that date. However, the restricted stock units will become fully vested if the Named Executive Officer’s employment terminates due to the officer’s death or disability. If the Named Executive Officer’s employment terminates due to the officer’s retirement, the restricted stock units will continue to vest for the three-year period following the retirement date. (See the description of “Options” above for the definition of “retirement.”) Unless otherwise provided by the Board of Directors, the restricted stock units will also generally become fully vested upon a change-in-control of the Company.

The restricted stock units granted to Named Executive Officers during 2006 do not include any dividend rights.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2006, including the vesting dates for the portions of these awards that had not vested as of that date. This table also includes the amounts recognized for each of these awards for financial reporting purposes for 2006 as reflected in the Summary Compensation Table above. For purposes of clarity, awards that were not outstanding as of December 31, 2006 but that were recognized for financial reporting purposes for 2006 have also been included in the table below. Additional information on these awards is presented in the table under “2006 Option Exercises and Stock Vested” below.

	Option Awards							Stock Awards
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Allocable Financial Charge Recognized for 2006 ($) (g)	Award Grant Date (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (j)	Allocable Financial Charge Recognized for 2006 ($) (k)
William S. Ayer	12/19/97	17,600	0		35.25	12/19/07	0
	5/7/98	24,100	0		47.125	5/7/08	0
	5/25/99	33,100	0		39.6875	5/25/09	0
	1/25/00	40,100	0		30.50	1/25/10	0
	1/30/01	41,900	0		31.80	1/30/11	0
	11/12/01	39,000	0		25.20	11/12/11	0
	1/30/02	75,000	0		30.89	1/30/12	19,557
	5/31/02	75,000	0		27.85	5/31/12	101,994
	2/11/03	41,250	13,750	(2)	18.76	2/11/13	100,603
	3/1/04	15,350	15,350	(3)	26.10	3/1/14	100,476
	11/17/04	10,000	10,000	(4)	28.85	11/17/14	65,500
								11/17/04	15,400	(4)	608,300	148,924
	8/30/05	11,525	34,575	(6)	32.96	8/30/15	165,543
								8/30/05	14,000	(6)	553,000	153,561
	9/13/06	0	37,300	(7)	27.96	9/13/16	53,002
Totals		423,925	110,975				606,675		29,400		1,161,300	302,485

Bradley D. Tilden	12/19/97	2,600	0		35.25	12/19/07	0
	5/7/98	4,100	0		47.125	5/7/08	0
	5/25/99	8,400	0		39.6875	5/25/09	0
	1/25/00	11,600	0		30.50	1/25/10	0
	1/30/01	13,000	0		31.80	1/30/11	0
	11/12/01	15,600	0		25.20	11/12/11	0
	5/31/02	30,000	0		27.85	5/31/12	26,152
	2/11/03	10,000	5,000	(2)	18.76	2/11/13	26,445
	3/1/04	6,450	6,450	(3)	26.10	3/1/14	36,154
								11/17/04	5,350	(4)	211,325	51,728
								8/30/05	5,350	(6)	211,325	58,669
	8/30/05	3,225	9,675	(6)	32.96	8/30/15	46,321
	9/13/06	0	11,550	(7)	37.96	9/13/06	16,413
								9/13/06	5,300	(7)	209,350	20,157
Totals		104,975	32,675				151,485		16,000		632,000	130,554

Gregg A. Saretsky	3/15/98	10,000	0		57.3125	3/15/08	0
	5/7/98	8,000	0		47.125	5/7/08	0
	5/25/99	11,200	0		39.6875	5/25/09	0
	1/25/00	13,600	0		30.50	1/25/10	0
	1/30/01	15,500	0		31.80	1/30/11	0
	11/12/01	10,800	0		25.20	11/12/11	0
	5/31/02	30,000	0		27.85	5/31/12	26,153
	2/11/03	2	5,200	(2)	18.76	2/11/13	27,503
	3/1/04	6,750	6,750	(3)	26.10	3/1/14	38,738
								11/17/04	5,570	(4)	220,015	53,863
								8/30/05	5,570	(6)	220,015	61,075
	8/30/05	3,375	10,125	(6)	32.96	8/30/15	48,480
	9/13/06	0	11,550	(7)	37.96	9/13/16	16,413
								9/13/06	5,300	(7)	209,350	20,157
Totals		109,227	33,625				157,287		16,440		649,380	135,095

	Option Awards							Stock Awards
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Allocable Financial Charge Recognized for 2006 ($) (g)	Award Grant Date (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (j)	Allocable Financial Charge Recognized for 2006 ($) (k)
Kevin P. Finan	7/26/00	14,500	0		28.56	7/26/10	0
	1/30/01	14,800	0		31.80	1/30/11	0
	11/12/01	17,700	0		25.20	11/12/11	0
	2/11/03	4,425	4,425	(2)	18.76	2/11/13	38,055
	3/1/04	4,400	4,400	(3)	26.10	3/1/14	25,608
								11/10/04	3,880	(5)	153,260	36,255
								8/30/05	6,880	(6)	271,760	75,445
	8/30/05	2,200	6,600	(6)	32.96	8/30/15	31,600
								1/26/06	1,000		39,500	9,554
	9/13/06	0	10,730	(7)	37.96	9/13/16	15,241
								9/13/06	4,920	(7)	194,340	18,714
Totals		58,025	26,155				110,504		16,680		658,860	139,968

Jeffrey D. Pinneo	5/7/98	3,000	0		47.125	5/7/08	0
	5/25/99	3,900	0		39.6875	5/25/09	0
	1/25/00	4,700	0		30.50	1/25/10	0
	1/30/01	6,000	0		31.80	1/30/11	0
	11/12/01	2,700	0		25.20	11/12/11	0
	5/31/02	30,000	0		30.89	5/31/12	40,800
	2/11/03	7,000	5,000	(2)	18.76	2/11/13	19,264
	3/1/04	5,400	5,400	(3)	26.10	3/1/14	30,043
								11/17/04	4,870	(4)	192,365	47,083
								8/30/05	4,870	(6)	192,365	53,428
	8/30/05	2,700	8,100	(6)	32.96	8/30/15	38,781
	9/13/06	0	9,780	(7)	37.96	9/13/16	13,898
								9/13/06	4,490	(7)	177,355	17,082
Totals		65,400	28,280				142,786		14,230		562,085	117,593

(1)	The dollar amounts shown in Column (j) are determined by multiplying the number of shares or units reported in Column (i) by $39.50 (the closing price of our common stock on the last trading day of fiscal 2006).

(2)	The options unexercisable under the 2/11/03 grant will become fully vested on 2/11/07.

(3)	The options unexercisable under the 3/1/04 grant will become vested as follows: Mr. Ayer — 7,675 on 3/1/07 and 7,675 on 3/1/08; Mr. Tilden – 3,225 on 3/1/07 and 3,225 on 3/1/08; Mr. Saretsky – 3,375 on 3/1/07 and 3,375 on 3/1/08; Mr. Finan — 2,200 on 3/1/07 and 2,200 on 3/1/08; and Mr. Pinneo — 2,700 on 3/1/07 and 2,700 3/1/08.

(4)	The RSUs awarded on 11/17/04 will become fully vested on 11/10/07. The options granted to Mr. Ayer on 11/17/04 will become vested as follows: 5,000 on 11/17/07 and 5,000 on 11/17/08.

(5)	The RSUs awarded on 11/10/04 will become fully vested on 11/10/07.

(6)	The RSUs awarded on 8/30/05 will become fully vested on 8/30/08. The options unexercisable under the 8/30/05 grant will become vested as follows: Mr. Ayer — 11,525 on 8/30/07, 11,525 on 8/30/08 and 11,525 on 8/30/09; Mr. Tilden — 3,225 on 8/30/07, 3,225 on 8/30/08 and 3,225 on 8/30/09; Mr. Saretsky — 3,375 on 8/30/07, 3,375 on 8/30/08, and 3,375 on 8/30/09; Mr. Finan — 2,200 on 8/30/07, 2,200 on 8/30/08 and 2,200 on 8/30/09; and Mr. Pinneo — 2,700 on 8/30/07, 2,700 on 8/30/08 and 2,700 on 8/30/09.

(7)	The RSUs awarded on 9/13/06 will become fully vested on 9/13/09. The options unexercisable under the 9/13/06 grant will become vested as follows: Mr. Ayer — 9,325 on 9/13/07, 9,325 on 9/13/08, 9,325 on 9/13/09 and 9,325 on 9/13/10; Mr. Tilden — 2,887 on 9/13/07, 2,888 on 9/13/08, 2,887 on 9/13/09 and 2,888 on 9/13/10; Mr. Saretsky — 2,887 on 9/13/07, 2,888 on 9/13/08, 2,887 on 9/13/09 and 2,888 on 9/13/10; Mr. Finan — 2,682 on 9/13/07, 2,683 on 9/13/08, 2,682 on 9/13/09 and 2,683 on 9/13/10; and Mr. Pinneo — 2,445 on 9/13/07, 2,445 on 9/13/08, 2,445 on 9/13/09 and 2,445 on 9/13/10.

2006 OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2006, and on the vesting during 2006 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

William S. Ayer(2)	10,800	154,440	0	0
Bradley D. Tilden	4,000	80,960	0	0
Gregg A. Saretsky	15,200	254,020	0	0
Kevin P. Finan	0	0	0	0
Jeffrey D. Pinneo	8,800	164,310	0	0

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

(2)	Mr. Ayer exercised these options just prior to expiration and continues to hold the shares.

2006 PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)

William S. Ayer	Salaried Retirement Plan	11.308	320,655	0
	Supplemental Plan	11.398	1,576,642
Bradley D. Tilden	Salaried Retirement Plan	15.844	321,244	0
	Supplemental Plan	7.919	439,900
Gregg A. Saretsky	Salaried Retirement Plan	8.771	188,061	0
	Supplemental Plan	8.771	484,521
Kevin P. Finan	Salaried Retirement Plan	19.230	771,986	0
	Supplemental Plan	6.430	881,370
Jeffrey D. Pinneo(2)	Salaried Retirement Plan	3.816	16,736	0
	Supplemental Plan	4.920	133,043

(1)	The years of credited service and present value of accumulated benefits shown in the table above are presented as of December 31, 2006 assuming that each Named Executive Officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 9 (Employee Benefits Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)	When Mr. Pinneo was elected President and CEO of Horizon Air in 2002, he was 100% vested under the Salaried Retirement Plan (as defined below) on account of prior service at Alaska. At that time, Horizon Air, which does not have a plan similar to the Salaried Retirement Plan, agreed to supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he been participating in the Salaried Retirement Plan during his tenure as President and CEO of Horizon Air.

Pension and Other Retirement Plans

The Company maintains two primary defined benefit pension plans covering the Named Executive Officers. The Alaska Air Group, Inc. Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) is our qualified defined benefit employee retirement plan, and the Named Executive Officers participate in this plan on the same general terms as our other eligible employees. However, due to limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined benefit plan, the pension benefits that would otherwise be payable to the Named Executive Officers under the Salaried Retirement Plan’s benefit formula are required to be limited. The Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (the “Supplementary Retirement Plan”) is an unfunded defined benefit plan designed to permit Named Executive Officers and other officers to receive the full amount of benefits that would be paid under the Salaried Retirement Plan but for the limitations imposed by ERISA and the Internal Revenue Code and to provide supplemental retirement benefits. The material terms of the Salaried Retirement Plan and the Supplementary Retirement Plan are described below.

Salaried Retirement Plan

The Salaried Retirement Plan is a tax-qualified, defined-benefit retirement plan for salaried Alaska Airlines employees hired prior to April 1, 2003, in which all of the Named Executive Officers participate. Each of our Named Executive Officers is fully vested in his accrued benefits under the Salaried Retirement Plan. Benefits payable under the Salaried Retirement Plan are generally based on years of credited service with the Company and its affiliates and final average base salary for the five highest complete and consecutive calendar years of an employee’s last ten years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average base salary times years of credited service. Annual benefits are computed on a straight life annuity basis beginning at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The tax law limits the compensation on which annual retirement benefits are based. For 2006, this limit was $220,000. The tax law also limits the annual benefits that may be paid from a tax-qualified retirement plan. For 2006, this limit on annual benefits was $175,000. To the extent the retirement benefits of our Named Executive Officers and certain other employees under the Salaried Retirement Plan exceed these limits, the excess benefits may be paid under the Supplementary Retirement Plan as described below.

Supplementary Retirement Plan

In addition to the benefits described above, the Named Executive Officers are eligible to receive retirement benefits under the Supplementary Retirement Plan. The Supplementary Retirement Plan is a nonqualified, unfunded, noncontributory defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60. Benefits are calculated as a monthly amount on a straight life annuity basis. In general, the monthly benefit is determined as a percentage (between 50% to 75% of a participant’s final average monthly base salary) with the percentage determined based on both the officer’s length of service with the Company and length of service as an elected officer. This benefit amount is subject to offset by the amount of the officer’s Social Security benefits and the amount of benefits paid under the Salaried Retirement Plan to the extent such benefits were accrued after the officer became a participant in the Supplementary Retirement Plan. (There is no offset for any Salaried Retirement Plan benefits accrued for service before the officer became a participant in the Supplementary Retirement Plan.)

Participants in the Supplementary Retirement Plan become fully vested in their benefits under the plan upon attaining age 50 and completing 10 years of service as an elected officer. Plan benefits will also become fully vested upon a change of control of the Company or a termination of the participant’s employment due to death or disability.

2006 NONQUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under the Company’s nonqualified defined contribution plans during 2006, and also shows the total deferred amounts for the Named Executive Officers as of December 31, 2006.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(1) (f)
William S. Ayer	0	0	14,156	11,342	231,340
Bradley D. Tilden	0	0	802	51,912	0
Gregg A. Saretsky	0	0	3,165	5,407	50,997
Kevin P. Finan	0	0	2,445	0	40,465
Jeffrey D. Pinneo	0	0	531	907	8,555

(1)	Under the Deferred Compensation Plan, the Named Executive Officers and other key employees may elect to receive a portion of some or all of their Performance-Based Pay awards on a deferred basis. We do not make any matching or other contributions to any employee’s account under this plan. For 2006, amounts deferred under the Deferred Compensation Plan were credited with interest at a rate of 6.25%. This rate (as in prior years) is based on the mean between the high and the low rates during the first 11 months of the preceding year of yields of Ba2-rated industrial bonds as determined by the plan administrator (rounded to the nearest one-quarter of one percent). Beginning in 2007, participants under the plan will have the opportunity to elect among the investment funds offered under our 401(k) plan for purposes of determining the return on their plan accounts. Alternatively, participants may allocate some or all of their plan account to an interest-bearing option with a rate equal to the yield on a Moody’s index of Ba2-rated industrial bonds as of November of the preceding year, rounded to the nearest one-quarter of one percent. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date and/or may elect payment in a lump sum or installments. Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation for each Named Executive Officer in Column (h) of the Summary Compensation Table. Total earnings for each Named Executive Officer listed in Column (d) above were also included as earnings in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL

We do not have employment or severance contracts in place with our Named Executive Officers. We do have Change-in-Control Agreements with each of our Named Executive Officers. Under these agreements, if a change of control (as defined in the agreement) occurs, a three-year “employment period” would go into effect. During the employment period, the executive would be entitled to:

•	receive the highest monthly salary the executive received at any time during the 12-month period preceding the change of control;

•

receive an annual incentive payment equal to the higher of the executive’s target Performance-Based Pay plan incentive or the average of his annual incentive payments for the three years preceding the year in which the change of control occurs;

•	continue to accrue age and service credit under our defined benefit retirement plan; and

•	participate in fringe benefit programs that are at least as favorable as those in which the executive was participating prior to the change of control.

If the Named Executive Officer’s employment is terminated by the Company without cause or by the executive for good reason (as those terms are defined in the agreement) during the employment period (or, in certain circumstances, if such a termination occurs prior to and in connection with a change in control), the executive would be entitled to receive a lump sum payment equal to the value of the payments and benefits identified above that the executive would have received had he continued to be employed for the entire employment period. In the event that the executive’s benefits under the agreement are subject to the excise tax imposed under Section 280G of the Internal Revenue Code, the Company will make a tax payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

In addition, as noted above, the executive’s unvested benefits under our Supplemental Retirement Plan and, unless two-thirds of our Board determines otherwise, outstanding and unvested stock options and restricted stock unit grants will generally become vested on a change-in-control. The outstanding equity awards held by each of our Named Executive Officers as of December 31, 2006 are described above under “Outstanding Equity Awards at Fiscal Year End” and each officer’s accrued benefits under our retirement plans are described above under “2006 Pension Benefits.”

In the table below, we have estimated the potential cost to us of the payments and benefits each Named Executive Officer would have received if his employment had terminated under the circumstances described above on December 31, 2006. As described above, the amount an executive would be entitled to receive would be reduced pro-rata for any period the executive actually worked during the employment period.

	Cash Severance(1)	Enhanced Retirement Benefit(2)	Benefit Continuation(3)	Equity Acceleration(4)	Excise Tax Gross-up(5)	Total
William S. Ayer	2,400,000	111,600	229,200	2,042,200	1,212,000	$5,995,000
Bradley D. Tilden	1,344,000	732,500	225,700	903,200	818,000	$4,023,400
Gregg A. Saretsky	1,344,000	678,300	270,100	931,700	751,000	$3,975,100
Kevin P. Finan	1,248,000	798,300	220,900	869,300	725,800	$3,862,300
Jeffrey D. Pinneo	1,137,600	1,027,200	133,100	806,200	821,400	$3,925,500

(1)	Represents the amount obtained by multiplying three by the sum of the executive’s highest rate of base salary during the preceding 12 months and the higher of the executive’s target incentive or his average incentive for the three preceding years.

(2)	Represents the sum of (a) the actuarial equivalent of an additional three years of age and service credit under our non-qualified retirement plan using the executive’s highest 12-month salary and higher of target or three-year average incentive, (b) the present value of the accrued but unvested portion of the non-qualified retirement benefits that would vest upon a change of control, and (c) the matching contribution the executive would have received under our qualified defined contribution plan had the executive continued to contribute the maximum allowable amount during the employment period.

(3)	Represents the estimated cost of (a) three years of premiums under our medical, dental, life, disability, and accidental death insurance programs and (b) three years of continued participation in fringe benefit programs.

(4)	Represents the “in-the-money” value of unvested stock options and the face value of unvested restricted stock awards that would vest upon a change of control based on a stock price of $39.50 (the closing price of our stock on the last trading day of fiscal 2006).

(5)	For purposes of this calculation, we have assumed that the executive’s outstanding stock options would be assumed by the acquiring company pursuant to a change of control.

This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change-in-control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses.

SHAREHOLDER PROPOSAL NO. 2

REIMBURSEMENT FOR SHORT-SLATE PROXY CONTESTS

Proposalist Bill Davidge, a Horizon Air aircraft mechanic, has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2007 Annual Meeting. Mr. Davidge’s address is 51459 EM Watts Road, Scappose, OR 97056, and Mr. Davidge owns 1,847 shares of the Company’s common stock.

RESOLVED, that shareholders of the Alaska Air Group, Inc. urge the board of directors (the “Board”) to initiate the appropriate process in 2007 to amend the company’s governance documents (certificate of incorporation and/or bylaws) to provide procedures for the reimbursement of the reasonable expenses, including but not limited to legal, advertising, solicitation, printing and mailing costs (collectively, “Expenses”), incurred by a shareholder or group of shareholders (in each case, a “Nominator”) in a contested election of directors, provided that:

(a)	the election of fewer than 50% of the directors to be elected is contested;

(b)	the amount of the reimbursement shall not exceed the amount determined by the following formula:

(i)	if any candidate nominated by the Nominator is elected to the Board, 100% of the Nominator’s Expenses shall be reimbursed;

(ii)	if no such candidate is elected, the Reimbursable Percentage shall be determined by:

(A)	dividing the highest number of votes received by an unelected candidate nominated by the Nominator by the lowest number of votes received by an elected candidate, and

(B)	multiplying the Reimbursable Percentage by the Expenses; provided, however, that if the Reimbursable Percentage is less than 30%, no Expenses shall be reimbursed.

(c)	the bylaw shall not apply if shareholders are permitted to cumulate their votes for directors, and

(d)	the bylaw shall apply only to contested elections commenced after the bylaw’s adoption.

Vote Yes on No. 2

MANAGEMENT RESPONSE TO SHAREHOLDER PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2 FOR THE

FOLLOWING REASONS:

This Proposal would require the Company to unnecessarily incur increased costs in order to promote the special interest candidates of a minority of stockholders. The Company does not believe that using corporate assets to subsidize or fully finance campaigns by special interest candidates is in the interest of the Company and its stockholders. In light of the robust process already in place to ensure qualified directors are selected, the Company believes that such reimbursement is an unnecessary and imprudent use of financial and human resources that does not serve the best interests of the Company and stockholders as a whole.

The costs of a contest for a seat on a public company’s board can be substantial, including printing and mailing a proxy statement, advertising expenses and legal fees. By forcing management to earmark corporate assets to encourage minority campaigns, the proposal would eliminate management’s discretion to allocate those same Company funds to more productive uses that would enhance stockholder value.

Requiring all of the stockholders to subsidize the solicitation expenses of dissident candidates would also encourage divisive director elections, and could transform every director election into a proxy contest. This in turn would require the Company to incur additional expenses and further divert human resources to these contests. In general, the Board believes that such dissident candidates are likely to represent the interests of only a narrow minority, rather than the Company and stockholders as a whole, and are less likely to work in a collegial manner to advance the best interests of the Company and stockholders as a whole. To impose upon the Company the obligation to pay for the campaigns of dissident candidates, regardless of the suitability of these candidates or the current composition of the Board, would not represent good governance and would do little to further the Board’s goal of creating long-term stockholder value.

Moreover, stockholders are already able to recommend their own candidates to be nominated by the Governance and Nominating Committee or can nominate director candidates independently and solicit proxies. The Governance and Nominating Committee regularly screens the qualifications of persons suggested by stockholders and others as potential directors in order to determine whether such potential candidates have the qualifications to serve the best interests of the Company and stockholders as a whole. Under the Company’s Corporate Governance Guidelines, the Governance and Nominating Committee is charged with assessing the relevant experience, intelligence, independence, commitment, ability to work with the CEO and within the Board culture, prominence, diversity, age, understanding of the Company’s business, and other factors deemed relevant. In addition to this nomination procedure, the Bylaws of the Company already permit stockholders to nominate director candidates to the Board and to solicit proxies in favor of their candidates. From time to time, stockholders in the past have run and financed such campaigns on their own.

In light of the robust procedures in place for nominating directors, requiring the Company to fund the campaigns of dissident candidates is unnecessary and costly in terms of financial and human resources, and is not in the best interests of the Company and its stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 2.

SHAREHOLDER PROPOSAL NO. 3

CUMULATIVE VOTING PROPOSAL

Proposalist Brian Stromberg has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2007 annual meeting. Mr. Stromberg’s address is 1110 NW 21st Avenue, Battle Ground, WA 98604, and Mr. Stromberg owns 57 shares of the Company’s common stock.

RESOLVED, that the initiate in 2007 the appropriate process to amend our company’s governance documents (certificate of incorporation and/or bylaws) to ensure that cumulative voting is permitted to elect director nominees to the board.

Cumulative voting offers an alternative to the traditional voting system used to elect corporate board of directors, In a cumulative voting system, the number of votes available to a shareholder is equal to the number of shares held, multiplied by the number of positions up for election. Shareholders may split votes between the candidates as they see fit or may even reserve such “cumulated” votes for a single candidate, For instance, in an election for a five-seat body, voters could choose to give one vote each to five candidates, two votes to one candidate and three to another, or all five votes to a single candidate. By using cumulative voting, minority shareholders gain a greater opportunity to have the board of directors accountable to all shareholders rather than a narrow majority. The AAG current majority voting system is simply a veto action. It only gives shareholders the right to reject a board’s nominee. The board then gets to replace the candidate with another nominee of their choosing. Cumulative voting is proactive corporate governance that allows shareholders to elect a candidate(s) independent of management. Under the current system, the entire board of directors is generally only accountable to 51% of the shareholders or those with vast shares of stock. Giving a voice to stockholders whose holdings are sufficient to elect at least one but not all the directors preserves the right of the majority to control the corporation while at the same time increasing accountability and allowing other perspectives to be heard in the boardroom.

Structural reforms are necessary to protect the average shareholder- This has been made evident in recent prominent cases including Enron, Tyco, and WorldCom, Cumulative voting is practiced at companies around the world including Sears-Roebuck and Company, Hewlett-Packard, and Toys’R’ Us. CaIPERS, Parnassus Investments, Calvert and PAX World Fund all generally advocate for the adoption of cumulative voting for the election of directors. Cumulative voting is allowed under Delaware General Corporation Law Title 8, Chapter 1, Subchapter VII, Section 214.

As a minority shareholder (connected with other stakeholders working to create wealth for everyone connected to our business) I believe it is only right that we are empowered with a tool which would broaden the perspective of our board, particularly in encouraging directors independent of management and representative of all shareholders. In 2004 the AAG board of directors chose to ignore a recommendation on this topic that won 62% of the vote, Please vote YES on No. 3 Cumulative Voting to amend our company governance documents to ensure that cumulative voting is utilized to elect director nominees to the board.

MANAGEMENT RESPONSE TO SHAREHOLDER PROPOSAL 3:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3 FOR THE

FOLLOWING REASONS:

The possibility of factionalism that cumulative voting presents is one factor in the trend against its adoption and, in fact, a substantial majority of public companies have eliminated cumulative voting.

The Board opposes the Proposal because it believes that each of its directors should have the support of stockholders as a whole. Implementing a new system of cumulative voting would mean that each of its directors may no longer have general support from stockholders, and is not in the best interest of stockholders.

The Board believes that directors should be elected through a system that assures that directors will represent the interests of all stockholders, not just those of particular groups. Currently all of our directors have been elected by a majority of shares voted. Cumulative voting could enable individual stockholders or groups of stockholders with less than a majority of the shares to pool their votes to elect directors concerned with advancing the positions of the narrow group responsible for their election. The Board believes this potential conflict between a director’s fiduciary duty to represent all of the Company’s stockholders and an allegiance to a special interest group could threaten the integrity and efficiency with which the Board discharges its duties. In addition, the Board believes that the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of all the Company’s stockholders.

Moreover, in March 2006, the Board adopted a majority voting policy requiring nominees under which directors must receive a majority of the votes cast in uncontested elections. In any non-contested election of directors, any director nominee who receives a greater number of votes “withheld from his or her election than votes “for” such election shall immediately tender his or her resignation. The Board is then required to act on the recommendation of the Governance and Nominating Committee on whether to accept or reject the resignation, or whether other action should be taken.

Majority voting for directors has been widely supported by commentators, and has received high stockholder support when presented in the form of a stockholder proposals. Many supporters of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent. For example, Institutional Shareholder Services has taken the general position that it recommends voting against cumulative voting proposals for Companies that have adopted majority voting thresholds for directors.

The Board believes that the Company’s current system of electing directors, which is similar to that of most major publicly-traded corporations and which entitles each share to one vote for each nominee, will continue to work successfully in the future, as it has in the past. Eleven of the twelve members of the Board are independent non-management directors and all directors have been elected by a majority of shares voted. The Board believes that this structure is the most effective means to ensure that the Board will continue to exercise independent judgment and remain accountable to all of the Company’s stockholders, rather than to a particular group.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

SHAREHOLDER PROPOSAL NO. 4

BOARD CHAIRMAN AND CEO

Proposalist Brian Hollister, a Horizon Air Captain, has notified the Alaska Air Group, Inc. (“AAG”) that he intends to present the following proposal at the 2007 Annual Meeting. Mr. Hollister’s address is 1211 SE Ellsworth Road #94, Vancouver, WA 98664, and Mr. Hollister owns 132 shares of the Company’s common stock.

RESOLVED, that the shareholders urge the Board of Directors to initiate the appropriate process in 2007 to amend the company’s governance documents (certificate of incorporation and/or bylaws) to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

In AAG’s proxy statement filed on April 14, 2006, the Company states that The Board of Directors performs a number of functions for AAG and its shareholders, including:

•	Overseeing the management of the company on your behalf;

•	Reviewing AAG’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas;

•	Selecting the CEO and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for AAG’s top executives

Proponent believes that separation of the roles of Chairman of the Board and the CEO will provide greater accountability of management to the shareholders, and provide more independent oversight of management, including the CEO, by the Board of Directors.

Corporate governance experts have questioned how one person serving as both Chairman of the Board and CEO can effectively monitor and evaluate his or her own performance. The National Association of Corporate Directors’ Blue Ribbon Commission on Directors’ Professionalism has recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” AAG itself states that one of the Board’s responsibilities is “selecting the CEO and evaluating the CEO’s performance.” Proponent believes that this responsibility would be best served if the CEO, whose authority is set and whose performance is evaluated by the Board of Directors, is not a member of that Board. Proponent further believes that the concern for the Board’s ability to independently evaluate the performance of the CEO is particularly compromised if the individual serving as CEO is also the Chairman of the very Board that is charged with evaluating his or her performance.

Proponent believes that the independence of the Board of Directors would best be ensured if the office of CEO remains independent of the Board, the body that is responsible for overseeing management, and that the position of Chairman of the Board be held by an independent director, a non employee of the AAG.

Vote “YES” on this Proposal No. 4 to support Board independence!

For further information, see www.votepal.com

MANAGEMENT RESPONSE TO SHAREHOLDER PROPOSAL 4:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4 FOR THE FOLLOWING REASONS:

At the current time, the Board, like most other public companies, believes that having the CEO serve as Chairman provides clear and effective leadership. In fact, only 6% of the 100 largest companies mandate a separation of the CEO and Chairman.

The Board believes that this Proposal is unnecessary and is not in the best interest of the Company and its stockholders because it would eliminate the flexibility of the Board to determine the best director to serve as Chairman of the Board. The Proposal would eliminate the option of choosing a CEO or other member of management to serve as Chairman of the Board now or at any time in the future. Restricting the business judgment of the Board as to who is the best candidate to serve as Chairman at any given point in time would be detrimental to stockholders.

The Proposal is unnecessary because independent directors already set the compensation of the CEO, review the performance of the CEO, directly oversee senior executive compensation, nominate and evaluate directors, and directly oversee other critical matters such as the integrity of the Company’s financial statements. Eleven of the Board’s twelve directors, and every member of the Board’s Audit Committee, Compensation Committee, Governance and Nominating Committee and Safety Committee, are non-management directors of the Company that meet the NYSE requirements for independence. Independent non-management directors also meet in executive session without the CEO at least quarterly. In addition, the Board has appointed an independent Lead Director, whose responsibilities include approval of all Board agendas, presiding at periodic executive sessions of independent directors, leading the independent directors’ annual evaluation of the CEO, discussing any proposed changes to committee assignments with each affected director annually in advance of the committee making its committee recommendations to the Board, and performing such other functions and responsibilities as requested by the Board from time to time.

Independent oversight is provided by the composition of the Board itself, role of the Board’s presiding independent director and the independent composition of the Board’s Audit Committee, Compensation Committee, Governance and Nominating Committee and Safety Committee. If the Board determines in the future that it would be appropriate to separate the roles of Chairman and CEO, it already has that flexibility.

For the reasons above, the Board believes that the Proposal is unnecessary and imposes a restriction on the exercise of the Board’s business judgment which is not in the best interest of the Company and its stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

SHAREHOLDER PROPOSAL NO. 5

SPECIAL SHAREHOLDER MEETINGS

Proposalist Terry Dayton, a Horizon Air communications agent, has notified the Alaska Air Group, Inc. (“AAG”) that he intends to present the following proposal at the 2007 Annual Meeting. Mr. Dayton’s address is 10510 East 6th Avenue, Spokane, WA 99206, and Mr. Dayton owns 463 shares of the Company’s common stock.

RESOLVED, that the shareholders urge the Board of Directors to initiate the appropriate process n 2007 to amend the company’s governance documents (certificate of incorporation and/or bylaws) to require that holders of at least 10% to 25% of the outstanding common stock are empowered with the authority to call a special shareholder meeting.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our governance documents to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System and the Connecticut Retirement Plans and also favor preserving this right, Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

Vote YES on Proposal No. 5 to established the right of stockholders to call special meetings.

MANAGEMENT RESPONSE TO SHAREHOLDER PROPOSAL NO. 5:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5 FOR THE FOLLOWING REASONS:

The Board believes that it is not in the interest of the Company and its stockholders to incur the financial and administrative expense and business disruption that would result from enabling a minority of stockholders to call stockholder meetings for any reason, at any time and as frequently as they choose.

The Board’s annual meeting of stockholders already provides ample opportunity to raise appropriate matters. Stockholders have frequently used the stockholder meetings to have their concerns communicated to the whole of the Company’s stockholders, including through proposals such as this Proposal. For those extraordinary circumstances where a matter cannot wait until the next annual meeting, the Company’s Bylaws, consistent with Delaware law, permit a majority of Directors or a Chairman of the Board to call a special meeting. The Board, rather than a group of minority stockholders, is best positioned to determine when it is in the interest of the stockholders as a whole to incur the extraordinary financial and administrative expense of holding a special meeting.

Allowing minority groups of stockholders to call meetings at will could also create major confusion. Different groups of stockholders could call meetings at any time on various matters. This could lead to significant confusion among the majority of the stockholders because stockholders would receive materials from multiple groups of stockholders at various points throughout the year requesting votes on a range of issues, some of which may be in part duplicative, rather than through the streamlined annual meeting process currently in place. Constant solicitation could lead to a chaotic rather than orderly conduct of corporate affairs, and may annoy the majority of stockholders and lead to less overall participation by stockholders of the Company in important matters.

Constant solicitation would also impose significant administrative and financial burdens on the Company. Special meetings are costly in terms of both time and money. Each stockholder of record would be entitled to notice of, and to receive proxy materials for, every special meeting. This would involve legal, printing, postage and other expenses, in addition to those costs normally associated with the Board’s annual meeting. These costs would arise every time there was a new solicitation. In addition, preparing for a stockholder meeting requires significant attention from management and other employees, diverting them from running and improving the business.

Because special meetings are costly and can be disruptive, the Board believes they should not be taken lightly. The Board believes the Company’s current system minimizes this confusion and prevents a minority of stockholders from imposing upon the Company at will the burden and expense of a stockholder meeting that may not be desired by the majority of stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

SHAREHOLDER PROPOSAL NO. 6

SUBJECT ANY FUTURE POISON PILL TO A SHAREHOLDER VOTE

Proposalist John Chevedden, a shareholder, has notified Alaska Air Group, Inc. (“AAG”) that he intends to present the following proposal at the 2007 Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue #205, Redondo Beach, CA 90278, and Mr. Chevedden owns 200 shares of the Company’s common stock.

RESOLVED, Shareholders request that our Board adopt a bylaw or charter amendment that any future or current poison pill be subject to a shareholder vote as a separate ballot item, to be held as soon as possible. A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter — rather than a fleeting short-lived policy.

It is essential that a sunset provision not be used as an escape clause from a shareholder vote. Since a vote would be as soon as possible, it could take place within 4-months of the adoption of a new poison pill. Since a poison pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been terminated.

The Corporate Library, http://www.thecorporatelibrary.com an independent investment research firm said: We support the adoption of policies requiring shareholder approval of poison pills, either before adoption or within a short time thereafter — six months is sufficient time, we think, for a board to explore alternatives in the event of a hostile bid, but not so long that shareholders are completely disempowered. However, the use of a so-called “fiduciary out” especially in light of recent Delaware case law suggesting such a proviso is unnecessary — as well as a 12-month duration for non-shareholder-approved plans currently at some companies, undermines the effectiveness of these 12-month policies in giving shareholders a meaningful voice in a takeover context.

According to the book Power and Accountability by Nell Minow and Robert Monks: “All poison pills... give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders...”

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	We had no Independent Chairman and not even a Lead Director — independent oversight concern.

•	We cannot vote on some directors until 2009.

•	There are too many active CEOs on our board with 8 — Over-commitment Concern.

•	Our full board had only 5 meetings in an entire year.

•	Four directors had 15 to 34 years tenure — Independence concern

•	Mr. Langland, with15 years director tenure, chaired our nomination committee — Independence concern.

•	Ms. Bedient chaired our Audit Committee and was not an Audit Financial Expert.

•	CEO pay was not adequately performance-based according to The Corporate Library.

•	We had no shareholder right to act by written consent or right to call a special meeting,

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Subject Any Future Poison Pill to a Shareholder Vote

Yes on 6

MANAGEMENT RESPONSE TO SHAREHOLDER PROPOSAL NO. 6:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6 FOR THE FOLLOWING REASONS:

The Board opposes the Proposal as unnecessary and duplicative because the Board does not have a stockholder rights plan (sometimes referred to as a “poison pill”) and has already adopted in the Corporate Governance Guidelines a policy on stockholder approval of stockholder rights plans that addresses the Proposal’s objectives.

The Company does not have and has not had a stockholder rights plan since 2002, and has no current plans to adopt one. In 2004, in response to a stockholder proposal that received a majority of affirmative votes at our annual meeting, the Company adopted a policy on rights plans designed to balance the concerns of stockholders and the Board’s fiduciary obligations under Delaware law. This policy states that the Company will adopt a stockholder rights plan only if stockholders have approved the plan, or if the Board determines, in exercising its fiduciary duties, that such a plan is in the best interests of the stockholders. Under this policy, if the Board were to adopt a stockholder rights plan without stockholder approval, it would submit the plan to stockholders for ratification, and if the plan is not ratified, it would terminate or allow the plan to expire no later than one year after adoption.

Stockholder rights plans are designed to protect a corporation from an acquisition that may not be in the best interest of the corporation and its stockholders by encouraging potential acquirers to negotiate with the corporation’s board of directors and discouraging unfair or coercive takeover tactics. While the Company does not currently have such a plan, circumstances could arise in the future where the adoption of such a plan would be an important mechanism for protecting the interests of stockholders. Requiring a stockholder vote as required by the Proposal within four months of the adoption of a rights plan might reduce the Board’s negotiating leverage with a potential acquirer and impede the Board’s ability to use such a plan effectively if it were appropriate to do so to protect the interests of the Company’s stockholders. Without a rights plan the Board would lose an important bargaining tool in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative to a hostile takeover offer.

In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should be adopted by the Company. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing, in compliance with its policy statement on poison pills as summarized above, and in the exercise of the Board’s fiduciary duties under Delaware law to represent the Company’s stockholders when evaluating the merits of any acquisition proposal. In this regard, it should be noted that your Board of Directors is elected by the stockholders, and all but one of its members are independent directors who are not employed by the Company.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

OPPOSING SOLICITATION

Mr. Stephen Nieman, a stockholder of the Company, has informed the Company of his intention to nominate up to four persons at the annual meeting for election to the Board of Directors. Regardless of the outcome of the opposing solicitation, each of the Board of Directors’ nominees intends to serve if elected.

The Company is not yet aware that Mr. Nieman has filed his own proxy statement, but in anticipation of his filing, the following information is being provided pursuant to SEC regulations that require certain disclosures if the Company knows of a solicitation in opposition.

PARTICIPANTS IN THE SOLICITATION

Under the SEC regulations, each member of the Board of Directors is deemed to be a “Participant” in the Company’s solicitation of proxies in connection with the Annual Meeting. Set forth below are the name and principal occupation of each member of the Board (three of whom are also nominees), and the name, principal business and address of any corporation or other organization in which that director’s occupation or employment is carried on. For additional information concerning each of the directors, see “Nominees for Election” and “Continuing Directors” in this Proxy Statement.

Name and Principal Occupation	Business Address	Principal Business of Employer

William S. Ayer Chairman, President and CEO	Alaska Air Group, Inc. and Alaska Airlines, Inc. P.O. Box 68900 Seattle, WA 98168	Air transportation

Patricia M. Bedient Executive Vice President and CFO	Weyerhaeuser Company 33663 Weyerhaeuser Way So. Federal Way, WA 98003	Forest products

Phyllis J. Campbell President and CEO	The Seattle Foundation 1200 Fifth Avenue, Suite 1300 Seattle, WA 98101	Philanthropic

Mark R. Hamilton President	University of Alaska System 202 Butrovich Bldg. 910 Yukon Drive Fairbanks, AK 99775	Education

Bruce R. Kennedy Chairman Emeritus	Alaska Air Group 19550 International Blvd., Suite 204 Seattle, WA 98188	Air transportation

Jessie J. Knight, Jr. Executive Vice President, External Affairs	Sempra Energy 101 Ash Street San Diego, CA 92101	Energy

R. Marc Langland Chairman, President and CEO	Northrim Bank P.O. Box 241489 Anchorage, AK 99524	Banking

Dennis F. Madsen Chairman	Seatab Software 15325 SE 30th Place Bellevue, WA 98007	Software

Name and Principal Occupation	Business Address	Principal Business of Employer
Byron I. Mallott Senior Fellow	First Alaskans Institute 102 Cordova Juneau, AK 99801	Development of Alaska Native peoples and their communities

John V. Rindlaub CEO, Pacific Northwest Region	Wells Fargo Bank 999 Third Avenue, Suite 4700 Seattle, WA 98104	Banking

J. Kenneth Thompson President and CEO	Pacific Star Energy LLC 3601 “C” Street, Suite 1400 Anchorage, AK 99503	Energy

Richard A. Wien Chairman and CEO	Florcraft, Inc. 1991 Fox Avenue Fairbanks, AK 99701	Retail flooring

Other Participants

The following employees of the Company are also deemed to be Participants. The principal business address of each is that of the Company, P.O. Box 68947, Seattle, WA 98168.

Shannon K. Alberts

Managing Director, Investor Relations and Assistant Corporate Secretary of Alaska Airlines, Inc.

Karen A. Gruen

Managing Director, Corporate Affairs, Associate General Counsel and Assistant Corporate Secretary of Alaska Airlines, Inc.

Keith Loveless

Vice President, Legal and Corporate Affairs, General Counsel and Corporate Secretary of Alaska Air Group, Inc. and Alaska Airlines, Inc.

Bradley D. Tilden

Executive Vice President, Finance and Chief Financial Officer of Alaska Air Group, Inc. and Alaska Airlines, Inc.

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of common stock held by each director and Mr. Tilden at March 31, 2007, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

At March 31, 2007, Ms. Alberts, Ms. Gruen and Mr. Loveless owned 2,849, 3,556, and 70,120 shares, respectively, of which 2,500, 3,000 and 69,600 shares, respectively, were shares that may be acquired by exercise of employee stock options exercisable on or before May 30, 2007. No Associate (as that term is used in SEC regulations) of a Participant owns any common stock of the Company. No Participant owns any securities of any parent or subsidiary of the Company beneficially, either directly or indirectly. No Participant or Associate of any Participant owns shares of record that are not also owned beneficially.

Information Regarding Transactions in the Company’s Stock by Participants

The following table sets forth all transactions that may be deemed purchases or sales of the Company’s common stock by the Participants since January 1, 2005.

Participants	Date	Number of Shares of Common Stock Purchased or (Sold/Exchanged)	Footnote
Shannon K. Alberts	01/01/05 — 12/31/05	752	(1)
	02/28/05	23	(4)
	11/30/05	21	(4)
	01/01/06 — 12/31/06	(510)	(2)
	02/28/06	18	(4)
	04/21/06	500	(7)
	04/21/06	(500)	(7)
	05/31/06	22	(4)
	08/31/06	19	(4)
	10/25/06	(248)	(4)
	10/25/06	2,900	(7)
	10/25/06	(2,900)	(7)
	11/30/06	23	(4)
	01/01/07 — 03/31/07	(95)
	02/28/07	19	(4)

William S. Ayer	01/01/05 — 12/31/05	228	(1)
	08/30/05	14,000	(3)
	10/28/05	10,200	(3)
	12/15/05	(1,500)	(5)
	01/01/06 — 12/31/06	193	(1)
	01/01/07 — 03/31/07	127	(1)
	08/25/06	10,800	(3)
	01/31/07	9,175	(8)

Patricia M. Bedient	05/17/05	1,055	(6)
	05/17/06	806	(6)

Phyllis J. Campbell	05/17/05	527	(6)
	05/17/06	403	(6)

Karen A. Gruen	01/01/05 — 12/31/05	675	(1)
	01/01/06 — 12/31/06	(632)	(2)
	05/08/06	1,000	(7)
	05/08/06	(1,000)	(7)
	05/31/06	66	(4)
	08/31/06	58	(4)
	11/30/06	73	(4)
	01/01/07 — 03/31/07	412
	02/28/07	65	(4)

Mark R. Hamilton	05/17/05	527	(6)
	05/17/06	403	(6)

Bruce R. Kennedy	05/17/05	1,055	(6)
	11/09/05	(5,682)	(6)
	05/17/06	403	(6)

Jessie J. Knight, Jr.	05/17/05	1,055	(6)
	05/07/06	806	(6)

Participants	Date	Number of Shares of Common Stock Purchased or (Sold/Exchanged)	Footnote
R. Marc Langland	05/17/05	527	(6)
	05/07/06	403	(6)

Keith Loveless	01/01/05 — 12/31/05	278	(1)
	07/22/05	7,282	(7)
	07/22/05	(7,282)	(7)
	08/30/05	6,680	(3)
	01/01/06 — 12/31/06	199	(1)
	04/21/06	3,818	(7)
	04/21/06	(3,818)	(7)
	01/01/07 — 03/31/07	43	(1)

Dennis F. Madsen	05/17/05	1,055	(6)
	05/17/06	806	(6)

Byron I. Mallott	05/17/05	527	(6)
	05/17/06	403	(6)

John V. Rindlaub	05/17/05	527	(6)
	05/17/06	403	(6)

J. Kenneth Thompson	05/17/05	527	(6)
	05/17/06	806	(6)

Bradley D. Tilden	01/01/05 — 12/31/05	207	(1)
	07/27/05	2,725	(7)
	07/27/05	(2,725)	(7)
	08/30/05	5,350	(3)
	01/01/06 — 12/31/06	1,620	(1)
	01/31/06	3,915	(8)
	08/04/06	4,000	(7)
	08/04/06	(4,000)	(7)
	01/01/07 — 03/31/07	44	(1)

Richard A. Wien	05/17/05	527	(6)
	05/17/06	403	(6)

(1)	Investment in 401(k) plan.

(2)	Transfer within 401(k) plan.

(3)	Shares acquired upon exercise of employee stock option.

(4)	Purchase (sale) through Employee Stock Purchase Plan.

(5)	Charitable gift.

(6)	Director retainer paid in stock.

(7)	Same-day exercise and sale of employee stock option.

(8)	Issue of common shares in lieu of cash bonus under employee stock option plan.

Understandings with Respect to Securities of the Company

The non-employee directors receive 50% of their annual retainers for service as directors in the form of shares of common stock and may elect to receive additional shares in lieu of all or a portion of their annual cash retainers. See “Equity Compensation Plan Information” in this Proxy Statement.

The following Participants have employee stock options for the indicated number of shares of common stock: Ms. Alberts, 7,025; Mr. Ayer, 558,700; Ms. Gruen, 3,955; Mr. Loveless, 90,890; and Mr. Tilden, 149,950. See the “Information Regarding Transactions in the Company’s Stock by Participants” table in this Proxy Statement for additional information.

Except as described in this Proxy Statement, no Participant has and during the last year has not had any arrangement or understanding with any person with respect to any securities of the Company.

Understandings with Respect to Future Employment by the Company

Messrs. Ayer, Loveless and Tilden have agreements with the Company under which they would receive severance pay for up to 36 months in the event that they were terminated within 36 months after a change in control of the Company. Ms. Alberts and Ms. Gruen have an agreement with the Company under which they would receive severance pay for up to 24 months in the event that they are terminated within 24 months after a change in control. See “Potential Payments Upon Change-in-Control” in this Proxy Statement. No other Participant, nor any Associate of any Participant, has any understanding with respect to future employment. No Participant or any Associate of any Participant has any arrangement or understanding with respect to future transactions to which the Company or any of its affiliates will or may be a party.

REDUCE DUPLICATIVE MAILINGS

The Company is required to provide an annual report and proxy statement to all stockholders of record. If you have more than one account in your name or at the same address as other stockholders, the Company or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a stockholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If, at any time, you wish to resume receiving separate proxy statements or annual reports, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, or by calling (206) 392-5131.

SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING

The Company expects to hold its next annual meeting on or about May 20, 2008. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s executive offices no later than December 21, 2007, to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s Bylaws, you must have continuously held at least $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s proxy materials, you must provide notice of such proposal to the Company no later than February 13, 2008. The Company’s Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our Bylaws, please contact:

Corporate Secretary

Alaska Air Group, Inc.

P.O. Box 68947

Seattle, WA 98168

VOTING INSTRUCTION CARD FOR ALL SHAREHOLDERS EXCEPT

BENEFICIAL SHAREHOLDERS

ALASKA AIR GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2007

The stockholder hereby appoints William S. Ayer and Keith Loveless, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Alaska Air Group, Inc., that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 2 p.m. Alaska Time on Tuesday, June 12, 2007, at the Hotel Captain Cook, 939 West 5th Avenue, Anchorage, Alaska, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE

STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR

THE ELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND AGAINST PROPOSALS 2 THROUGH 6.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE OR BY VOTING OVER THE INTERNET OR BY TELEPHONE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ALASKA AIR GROUP P.O. BOX 68947 SEATTLE, WA 98168

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ALASKA AIR GROUP, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ALASKA AIR GROUP, INC., c/o Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ALASKA1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALASKA AIR GROUP, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1 AND “AGAINST” ITEMS 2 THROUGH 6.		For All	Withhold All	For All Except

Vote on Directors		☐	☐	☐
1.	To elect as Directors of Alaska Air Group, Inc., the nominees listed below.

01) William S. Ayer

02) R. Marc Langland

03) Dennis F. Madsen

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals		For	Against	Abstain

2.	Stockholder Proposal on Reimbursement for Short-Slate Proxy Contests	☐	☐	☐

3.	Stockholder Proposal to Amend Governance Documents to Adopt Cumulative Voting	☐	☐	☐

4.	Stockholder Proposal to Amend Governance Documents to Require Independent Chair	☐	☐	☐

5.	Stockholder Proposal to Amend Governance Documents Regarding Special Shareholder Meeting	☐	☐	☐

6.	Stockholder Proposal to Require Shareholder Vote on Poison Pill	☐	☐	☐

For address changes and/or comments please check this box and write them on the back where indicated				☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1 and AGAINST items 2 through 6. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature (Joint Owners)	Date